AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON July 18, 2023

Registration No. 333-262710

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

AMENDMENT NO. 3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF

1933

THE CANNAISSEUR GROUP, INC.
(Exact Name of Registrant as speciﬁed in its charter)

Delaware	2833	86-1907561
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classiﬁcation Code Number)	(I.R.S. Employer Identiﬁcation No.)

1039 Grant St Se Ste B24

Atlanta, GA 30315

Tel: (404) 254.2100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive oﬃces)

Floretta Gogo

1039 Grant St Se Ste B24, Atlanta, GA 30315

Tel: (404) 839-2885

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Elton F. Norman, Esquire

The Norman Law Firm PLLC

8720 Georgia Avenue,

Suite 1000

Silver Spring, MD 20910

Phone: (301)-588-4888

Facsimile: (301) 576-3544

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is ﬁled to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment ﬁled pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment ﬁled pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated ﬁler, an accelerated ﬁler, a non-accelerated ﬁler, smaller reporting company, or an emerging growth company. See the deﬁnitions of “large accelerated ﬁler,” “accelerated ﬁler,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated ﬁler	☐	Accelerated ﬁler	☐
Non-Accelerated ﬁler	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) ☐

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering	Aggregate
Title of Each Class of	Registered	Price per	Offering
Securities to be Registered	(1)(2)	Share (3)	Price (4)
Shares of Common Stock, par value $0.0001 per share, underlying, Common Stock	28,550,000	$.23	$6,566,500	$
Total	28,550,000	$.23	$6,566,500	$

(1)	15,000,0000 shares of Common Stock being registered hereunder are being registered for sale by the Company and 13,550,000 shares of Common Stock are being registered for sale by Selling Shareholders.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder shall be deemed to cover additional securities to be offered to prevent dilution and thus includes such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or other similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	The Company will receive $3,450,000 in aggregate proceeds, and Selling Shareholders will receive $3,116,500 in aggregate proceeds, assuming all shares are sold.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement ﬁled with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS              SUBJECT TO COMPLETION       July 18, 2023

THE CANNAISSEUR GROUP, INC.

28,550,000 shares common Stock

This prospectus relates to the offer and sale, of up to 28,550,000 shares of our common stock. 15,000,000 shares are being sold by the Company and 13,550,000 shares are being sold by Selling Shareholders. The Company will not receive any proceeds from the shares being sold by Selling Shareholders. The Company and Selling Shareholders are conducting the offering and sale of shares on a self-underwritten best-efforts basis, with no minimum shares required. This offering by the Company and Selling Shareholders will commence promptly on the date of this Prospectus and will terminate 12 months from the date that the Registration Statement relating to the Shares in this prospectus is declared effective, unless earlier fully subscribed or terminated by the Company.

The Selling Shareholders identified in this prospectus may offer the shares of common stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. The Selling Shareholders can offer all, some or none of their shares of common stock, thus we have no way of determining the number of shares of common stock each will hold after this Offering.

The offering price bears no relationship to our assets, book value, earnings, or any other customary investment criteria. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” beginning on page 5 of this prospectus.

We will bear all costs relating to the registration of the Shares. We plan to list our common stock on the OTC Marketplace, however, our shares will not be listed before the offering is consummated.

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the “JOBS Act.”

Investing in our common stock is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities, including the risk relating to registration of our shares.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is, July 18 2023

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, &financial condition, results of operations, and prospects may have changed since such date.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the common stock of The Cannaisseur Group, Inc. (referred to herein as the “Company,” “The Cannaisseur Group,” “TCGI,” “we,” “our,” and “us”). You should read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition or Plan of Operations,” and our &filig;nancial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

Overview

The Cannaisseur Group, Inc. (the “Company” or “TCG”) was established in December 2020. On January 4, 2021 the Company acquired a fifty-one percent (51%) interest in Atlanta CBD Inc. (d/b/a as Inno Medicinals) (“Atlanta CBD”). Atlanta CBD is engaged in hemp cultivation, extraction, manufacturing, distribution, and retail through CBD stores. Currently, the Company’s only assets and operations consist of the 51% interest it owns in Atlanta CBD, Inc.

Atlanta CBD is a hemp products supplier and retailer. It sells its retail hemp products through trade name, Inno Medicinals, located in Atlanta Georgia. Atlanta CBD intends in the future to engage in cultivation and extraction of hemp flower, through a trade name Requisite Technologies. Requisite Technologies will be dedicated to producing and selling premium oil, tinctures, and capsules, edibles, and topicals. Our mission is to grow one of the best hemp plants and produce high-quality infused products to provide customers with products and services they trust. We expect that, when established, Requisite Technologies will have the ability to grow hemp year-round, aiming to grow up to 12 different strains, and can produce from seedling to finished product.

Corporate History

TCG is a Delaware corporation. It was formed to engage in the hemp business. In January 2021, it acquired a fifty-one percent (51%) interest in Atlanta CBD, a Georgia company that engaged in the hemp business. The Company’s 51% interest in Atlanta CBD is its only business operation at this time. However, the Company’s plan is to build on its current business by acquiring assets from companies actively engaged in hemp cultivation to develop and grow its hemp business. Potential assets for acquisition, include, CBD cultivation, processing, and distribution equipment and infrastructure from companies that grow and develop CBD products for the consumer market. These assets will support and further develop Atlanta CBD’s operations. The Company plans to use a combination of equity (common stock) and funds raised from private placements to acquire assets.

Atlanta CBD is a family-owned business, founded in October 2018. It was born from the desire to offer people an alternative approach to good health. They are a CBD boutique, offering many leading brands of hemp extracts. Atlanta CBD began planning for a retail hemp store in September of 2018. Cannabis sativa (hemp) extracts were chosen because the founders believe the extracts have the potential to help people. Knowledge gained since opening a retail location in June of 2019 has given them a greater understanding of the industry and the people that purchase hemp products.

Atlanta CBD is committed to increasing public awareness of CBD and helping grow the hemp community statewide. The Company plans to primarily grow innovative hemp, and in the future intends to source up to 15% of its hemp through a network of local farms to encourage and promote diversity within our community. It also intends to grow hemp and develop proprietary hemp genetics to be used in supplying stores as well as, working with local/ regional farmers to grow the bulk of hemp needed for retail products.

Atlanta CBD also offers for sale a majority of its products direct to consumers via its website, https://innomedicinals.com. Consumer markets served by the INNO Medicinals website are extensive. In terms of geography, the products are only sold wherever legal and INNO Medicinals stipulates to its distribution channels that the products may only be sold to end-user persons eighteen years of age or older and residing in states that allow its products (See “Description of Our Business” – “Government Regulation” for a further explanation of the laws regarding the sale of hemp-derived CBD products). The CBD products sold by Atlanta CBD contain no more than the legal limit of .03 % Delta 9 THC and is legal under federal law, however state law does not always coincide with federal law as in the states of Idaho, Iowa, and South Dakota, where CBD is entirely illegal. THC products derived from hemp are legal in many states and covered under the FARM BILL of 2018, but in Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Kentucky, Idaho, Iowa, Mississippi, Montana, New York, Nevada, Rhode Island, Utah, Vermont, Washington, Michigan, and North Dakota it is illegal and therefore, we do not ship such products to those states, and we disclose this and warn consumers of the restrictions on the INNO Medicinals website. The legal landscape for some hemp derived products is uncertain and must be considered on a state-by-state basis. The Company and Atlanta CBD stay informed of regulatory changes with respect to hemp through hemp related groups such as the US Hemp Authority.

The Company owns 51% of Atlanta CBD. The Company’s majority shareholders are Floretta Gogo and Xavier Carter, who also owns the remaining 49% of Atlanta CBD. Ms. Gogo and Mr. Carter each own approximately 19% of the outstanding common stock of the Company. Ms. Gogo and Mr. Carter are the President and Chief Executive Officer of the Company and the Chief Operating Officer of the Company, respectively. They both run the day-to-day operations of Atlanta CBD. Pursuant to the acquisition agreement between the Company and Atlanta CBD, the Company is entitled to 51% of the net profits from the operations of Atlanta CBD.

Atlanta CBD has outstanding 1,518 shares of preferred stock. The preferred stock has redeemable features that allow the preferred shareholders to request repayment of their investment. The preferred shareholders are also entitled to profit distributions equal to the lesser of (i) 25% interest on their investment, or (ii) the difference between the ownership percentage of management and 50%, which will be distributed to management, until a 35% profit goal achieved. Preferred shareholders are entitled to a return of their investment upon 15 days’ notice given to the Atlanta CBD after any distribution.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the “JOBS Act.” We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act (we will also not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to utilize this extended transition period.

The Cannaisseur Group, Inc. (the “Company” or “TCG”) was established in December 2020. On January 4, 2021, we acquired a fifty-one percent (51%) interest in Atlanta CBD Inc. (d/b/a as Inno Medicinals) (“Atlanta CBD”). Atlanta CBD is engaged in hemp cultivation, extraction, manufacturing, distribution, and retail through CBD stores. The Company does not have any ownership interests in Atlanta CBD beyond its 51% ownership of Atlanta CBD. The Company’s majority shareholders are Floretta Gogo and Xavier Carter, who also owns the remaining 49% of Atlanta CBD. Ms. Gogo and Mr. Carter each own approximately 19% of the outstanding common stock of the Company. Ms. Gogo and Mr. Carter are the President and Chief Executive Officer of the Company and the Chief Operating Officer of the Company, respectively. They both run the day-to-day operations of Atlanta CBD. The Atlanta CBD acquisition was accounted for as a common control transaction pursuant to ASC 805-50-45, and the assets and liabilities of Atlanta CBD were recorded at their historical cost as if the transaction occurred at the beginning of the period presented.

The Cannaisseur Group, Inc., is a Delaware corporation, and the operator of the website, https://thecannaisseurgroup.com/.

THE OFFERING

Securities Offered by the Company	15,000,000 shares of the Company’s common stock.

Securities Offered by Selling Shareholders	13,550,000 shares of the Company’s common stock

Common stock Outstanding Before the Offering (1)	39,663,333

Common stock Outstanding After the Offering	54,663,333

Quotation of Common stock The Company’s intends to have its common shares quoted on the OTCQB markets.

Use of Proceeds	See “Use of Proceeds” on page 18 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

(1)	Based on 39,663,333 shares outstanding as of June 30, 2023.

RISK FACTORS

An investment in our common stock involves a high degree of risk. An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

A pandemic, epidemic or outbreak of an infectious disease in the markets in which the Company operates or that otherwise impacts its facilities and customers could adversely impact the Company’s business.

If a pandemic, epidemic, or outbreak of an infectious disease including the recent outbreak of respiratory illness caused by a novel coronavirus (COVID-19) first identified in Wuhan, Hubei Province, China, or other public health crisis were to affect the Company’s markets or facilities, or its customers, the Company’s business could be adversely affected. Consequences of the coronavirus outbreak are resulting in disruptions in or restrictions on the Company’s ability to travel and hold live events. If such an infectious disease broke out at the Company’s office, facilities or work sites, its operations may be affected significantly, its productivity may be affected, and the Company may incur increased costs. If the persons and entities with which the Company contracts are affected by an outbreak of infectious disease, its live events may be delayed or cancelled, and the Company may incur increased costs. If the Company’s employees or subcontractors with whom it works were affected by an outbreak of infectious disease, the Company’s labor supply may be affected, and it may incur increased labor costs. In addition, the Company may experience difficulties with certain suppliers or with vendors in its supply chains, and its business could be affected if the Company becomes unable to procure essential equipment, supplies or services in adequate quantities and at acceptable prices. Further, an infectious outbreak may cause disruption to the U.S. economy, or the local economies of the markets in which the Company operates, increase costs associated with its business, affect job growth and consumer confidence, or cause economic changes that the Company cannot anticipate. Overall, the potential impact of a pandemic, epidemic or outbreak of an infectious disease with respect to the Company’s markets or its facilities is difficult to predict and could adversely impact the Company’s business. In response to the COVID-19 situation, federal, state, and local governments (or other governments or bodies) are considering placing, or have placed, restrictions on travel and conducting or operating business activities. Currently those restrictions are very fluid and evolving. the Company has been and will continue to be impacted by those restrictions. Given that the type, degree, and length of such restrictions are not known at this time, the Company cannot predict the overall impact of such restrictions on it, its customers, its subcontractors, and others with whom the Company works or the overall economic environment. As such, the impact these restrictions may have on the Company’s financial position, operating results and liquidity cannot be reasonably estimated at this time, but the impact may be material. In addition, due to the speed with which the COVID-19 situation is developing and evolving, there is uncertainty around its ultimate impact on public health, business operations and the overall economy; therefore, the negative impact on the Company’s financial position, operating results and liquidity cannot be reasonably estimated at this time, but the impact may be material.

Our industry may become subject to expanded regulation and increased enforcement by the Food and Drug Administration (FDA) and the Federal Trade Commission (FTC)

The FDA under the Federal Food, Drug, and Cosmetic Act regulates the formulation, manufacturing, packaging, labeling, and distribution of food, dietary supplements, drugs, cosmetic, medical devices, biologics, and tobacco products. Our hemp-derived CBD products are not intended to be drugs. Accordingly, we have not been required to obtain FDA approval for our existing hemp-derived CBD products. Moreover, the regulatory status of hemp-derived CBD products is in a state of flux as FDA attempts to determine the appropriate manner in which to regulate these products. Thus, the regulatory approach is still evolving, and we may be required to seek FDA’s approval to market food and dietary supplements containing hemp-derived CBD. It is also possible that FDA may simply issue a regulation setting forth the conditions in which such products may be marketed, or it may simply prohibit these products. However, because FDA’s regulatory process is in its infancy, we cannot predict the likely outcome. (See preceding Section, “Government Regulation”.) In addition, the FTC under the Federal Trade Commission Act (“FTC Act”) requires that product advertising be truthful, substantiated, and non-misleading. We believe that our advertising meets these requirements. However, the FTC may bring a challenge at any time to evaluate our compliance with the FTC Act.

Increases in the cost of ingredients, labor and other costs could adversely affect our operating results.

Our principal products contain hemp-derived CBD oil. Increases in the cost of ingredients in our products could have a material adverse effect on our operating results. Signiﬁcant price increases, market conditions, weather, acts of God and other disasters could materially affect our operating results. An increase in our operating costs could adversely affect our proﬁtability. Factors such as inﬂation, increased labor and employee beneﬁt costs and increased energy costs may adversely affect our operating costs. Many of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers.

We do not have long-term contracts with many of our suppliers, and as a result they could seek to increase prices or fail to deliver.

We typically do not rely on written contracts or long-term arrangements with our suppliers. Although we have not experienced signiﬁcant problems with our suppliers, our suppliers may implement signiﬁcant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on our operating results.

Any prolonged disruption in the operations of any of our packaging facilities could harm our business.

Any prolonged disruption in the operations of any facilities that perform our packaging, whether due to technical or labor di&ffilig;culties, destruction or damage to the facility, real estate issues or other reasons, could result in increased costs and reduced revenues and our profitability and business results could be harmed.

Loss of key personnel or our inability to attract and retain new qualiﬁed personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our ability to successfully grow our brand depends on our ability to attract and retain professionals with talent, integrity, enthusiasm, and loyalty to our corporate team. If we are unable to attract or retain key personnel, our proﬁtability and growth potential could be harmed.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend on the reputation of INNO Medicinals as the vendor of high quality and unique products. Our branded products consist of bath bombs, bath salts and soaps with our unique proprietary blend of essential oils and cannabidiols. While these branded products are only 5% of sales, they help bring customers into the store. Our Name, our reputation and our unique branded products promote a positive shopping experience. We rely on a combination of trademarks, copyrights, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered, or will register, certain trademarks in the United States and may elsewhere. We may not be able to adequately protect our trademarks and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, pro&filig;tability and business results regardless of whether we are able to successfully enforce our rights.

Pandemics, natural disasters and geo-political events could adversely affect the Company’s business.

Pandemics, natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect the Company, or other service providers, could adversely affect the Company’s business.

We do not have any outside Board Directors which could create a conﬂict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists of five directors, which means that we have no outside or independent directors. The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence. For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks. Furthermore, the lack of independent directors creates the potential for con&fllig;icts between management and the diligent independent decision-making process of the Board. Furthermore, our lack of outside directors deprives our company of the benefits of various viewpoints and experience when confronting the challenges we face. With no independent director sitting on the Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Risks Relating to Our Financial Condition

All businesses are affected by an unstable economy.

Even through there may be downturns in the economy, consumers will always need essential goods and services regardless of the economy. However, economic downturns almost inevitably signal cutbacks in overall spending, which would translate specifically to us as decreased revenue, if any, as we expect that part of our income stream will be commissions on customer purchases and interest on customers’ balances.

We have a limited operating history and operate in a new industry, and we may not succeed.

The consumer products business is a highly competitive and risky business, and such competition from companies much bigger than us could adversely affect our operating results.

We compete with many national, regional, and local businesses. We could experience increased competition from existing or new companies in our channel, which could create increasing pressures to grow ours. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results. Other factors that could affect our business are:

·	Consumer tastes

·	National, regional, or local economic conditions

·	Disposable purchasing power

·	Demographic trends; and

·	The price of special ingredients that go into our products.

Our ﬁnancial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our ﬁnancial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have diﬃculty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, signiﬁcant resources and capital to develop and market existing product enhancements and new products. We cannot assure you that we will achieve market acceptance for all of our products, or of new products that we may offer in the future. Moreover, these new products may be subject to signiﬁcant competition with offerings by new and existing competitors. In addition, new products and enhancements may pose a variety of challenges and require us to attract additional qualiﬁed employees. The failure to successfully develop and market these new products or enhancements could seriously harm our business, ﬁnancial condition and results of operations.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We will need to raise additional funds in the future to fund our working capital needs and to fund further expansion of our business. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

Our annual and quarterly ﬁnancial results are subject to signiﬁcant ﬂuctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

Our sales and operating results can vary signiﬁcantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

·	Variations in the timing and volume of our sales

·	The timing of expenditures in anticipation of future sales

·	Sales promotions by us and our competitors

·	Changes in competitive and economic conditions generally

·	Foreign currency exposure

Consequently, our results of operations may decline quickly and signiﬁcantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that ﬂuctuations in operating results will continue in the future. The Company’s operating results may vary. We may incur net losses. The Company expects to experience variability in its revenues and net proﬁt. While we intend to fully implement our business plan, we may experience net losses. Factors expected to contribute to this variability include, among other things:

·	The general economy

·	The regulatory environment pertaining to our products

·	Climate, seasonality and environmental factors

·	Consumer demand

·	Transportation costs

·	Competition in products

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical diﬃculties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

As we expand our operations, we may be unable to successfully manage our future growth.

Since inception, our business has grown. This growth has placed substantial strain on our management, operational, ﬁnancial and other resources. If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources. Any such growth could place increased strain on our management, operational, ﬁnancial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, ﬁnance and accounting, international, technical, and other professionals. In addition, we will need to expand the scope of our infrastructure and our physical resources. Any failure to expand these areas and implement appropriate procedures and controls in an eﬃcient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future litigation could have a material adverse impact on our results of operations, ﬁnancial condition and liquidity, particularly since we do not currently have director and oﬃcer (“D&O”) insurance. Our lack of insurance may also make it diﬃcult for us to retain and attract talented and skilled directors and oﬃcers. While we intend to apply for D&O insurance, we cannot guarantee that such application will be accepted.

Despite our signiﬁcant efforts in product quality control, we face risks of litigation from customers and others in the ordinary course of business, which may divert our ﬁnancial and management resources. Any adverse litigation or publicity may negatively impact our ﬁnancial condition and results of operations.

Claims of illness or injury relating to product quality or handling are common in the consumer products industry. While we believe our processes and high standards of quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our ﬁnancial condition, operating results and cash ﬂows could be harmed.

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are di&ffilig;cult to assess and quantify, and their existence and magnitude can remain unknown for signi&filig;cant periods of time. To date we have no directors and o&ffilig;cers liability (“D&O”) insurance to cover such risk exposure for our directors and o&ffilig;cers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, &filig;nes, and expenses including attorneys’ fees) of o&ffilig;cers and directors who are the subject of a lawsuit as a result of their service to the Company. While we intend to attempt to obtain such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. While neither Delaware law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our o&ffilig;cers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Delaware law. Without D&O insurance, the amounts we would pay to indemnify our o&ffilig;cers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our &filig;nancial condition, results of operations and liquidity. Further, our lack of D&O insurance may make it di&ffilig;cult for us to retain and attract talented and skilled directors and o&ffilig;cers, which could adversely affect our business.

The Company may be unable to manage growth, which may impact its potential profitability.

Successful implementation of the Company’s business strategy requires it to manage its growth. Growth could place an increasing strain on the Company’s management and financial resources. To manage growth effectively, the Company will need to:

∙	Establish definitive business strategies, goals and objectives;

∙	Maintain a system of management controls; and

∙	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If the Company fails to manage its growth effectively, its business, financial condition, or operating results could be materially harmed, and the Company’s stock price may decline.

The Company operates in a highly competitive environment, and if it is unable to compete with its competitors, its business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

The Company operates in a highly competitive environment. The Company’s competition includes all other companies that are in the business of hemp cultivation and sales or other related companies. A highly competitive environment could materially adversely affect the Company’s business, financial condition, results of operations, cash flows and prospects.

The Company may not be able to compete successfully with other established companies offering the same or similar services and, as a result, the Company may not achieve its projected revenue and user targets.

If the Company is unable to compete successfully with other businesses in its existing markets, it may not achieve its projected revenue and/or customer targets. The Company competes with both start-up and established companies. Compared to the Company’s business, some of its competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income or any other measure to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to sell our products to new customers. Our future operating results will depend upon many other factors, including:

·	The level of product and price competition;

·	Our success in expanding our distribution network and managing our growth;

·	Our ability to develop and market product enhancements and new products;

The timing of product enhancements, activities of and acquisitions by competitors

The Company’s lack of adequate D&O insurance may also make it difficult for it to retain and attract talented and skilled directors and officers.

In the future the Company may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, the Company has not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts the Company would pay to indemnify its officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on the Company’s financial condition, results of operations and liquidity. Furthermore, the Company’s lack of adequate D&O insurance may make it difficult for it to retain and attract talented and skilled directors and officers, which could adversely affect its business.

The Company does not expect to pay dividends in the future; any return on investment may be limited to the value of the Company’s common stock.

The Company does not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on the Company’s common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. The Company’s current intention is to apply net earnings, if any, in the foreseeable future to increasing the Company’s capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of its common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s board of directors. If the Company does not pay dividends, its common stock may be less valuable because a return on investment will only occur if its stock price appreciates.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our stock price is not quoted or traded on any securities market. The common stock price is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control or unrelated to its operating performance.

We intend to have our common stock begin trading on the OTC Markets Group, Inc. under the symbol “TCGI”. The OTC Markets is a network of security dealers that buy and sell stock.

The Company’s common stock, if quoted or traded, will be thinly traded so the Company’s stockholders may be unable to sell at or near ask prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate their shares.

There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock listed on the OTC Markets Group, Inc. In order to do this, we must file an application with OTC Markets Group and meet all of its required listing standards. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Markets or, if traded, that a public market will materialize. If our common stock is not listed on the OTC Markets Group, Inc. or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock and may lose all of their investment.

An active and visible public trading market for our Common Stock may not develop.

We do not currently have an active or visible trading market. We cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for shares of our common stock may be limited; and

•	A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our Common Stock.

The market price of our common stock may be volatile.

The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	Actual or anticipated fluctuations in our quarterly or annual operating results

•	Changes in financial or operational estimates or projections

•	Conditions in markets generally

•	Changes in the economic performance or market valuations of companies similar to ours

•	Announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures, or capital commitments

•	Our intellectual property position; and general economic or political conditions in the United States or elsewhere.

In addition, the securities market has from time-to-time experienced significant price and volume fluctuations that are not related to the operating performance of companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Issuances of a substantial number of additional shares of our common or preferred stock, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve, or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our common stock is subject to the SEC’s penny stock rules and accordingly, broker-dealers may have trouble in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	Make a special written suitability determination for the purchaser;

•	Receive the purchaser’s prior written agreement to the transaction;

•	Provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•	Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As our common stock is subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

The market for penny stocks has experienced numerous frauds and abuses, which could adversely impact investors in our stock.

OTC Market securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because reporting requirements are less stringent than those of the stock exchanges such as NASDAQ. Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers;

•	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

Among the factors that could affect our stock price are:

·	Industry trends and the business situation of our suppliers

·	Actual or anticipated ﬂuctuations in our quarterly ﬁnancial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors

·	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results

·	Announcements of strategic developments, acquisitions, dispositions, ﬁnancings, product developments and other materials events by us or our competitors

·	Regulatory and legislative developments

·	Litigation

·	General market conditions

·	Other domestic and international macroeconomic factors unrelated to our performance

·	Changes in key personnel

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time, or a substantial portion of our total outstanding shares of preferred stock may be converted to common stock and sold into the market at any time. Some of these shares are owned by the management of the Company, and we believe that such holders have no current intention to either convert their preferred stock into common stock or to sell a signiﬁcant number of shares of their common stock into the market. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop signiﬁcantly, even if our business is performing well.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by consumers. Although we believe that our products in the United States are gaining increasing consumer acceptance, we cannot predict that this trend will continue in the future.

The ability to hire additional qualiﬁed employees, and the timing of such hiring and our ability to control costs. We may require additional capital to ﬁnance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations. We plan to ﬁnance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

·	Cash provided by operating activities

·	Available cash and cash investments

·	Capital raised through debt and equity offerings

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, ﬁnancial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Requirements associated with being a reporting public company will require signiﬁcant company resources and management attention.

We have ﬁled a Form S1 registration statement with the U.S. Securities and Exchange Commission (“SEC”). Once the Form S1 becomes effective, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies. We are working with independent legal, accounting and ﬁnancial advisors to identify those areas in which changes should be made to our ﬁnancial and management control systems to manage our growth and our obligations as an SEC reporting company. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and ﬁnancial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal control over ﬁnancial reporting. However, we cannot provide assurances that these and other measures we may take will be suﬃcient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for the Company and will require the time and attention of management and may require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as deﬁned in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited ﬁnancial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by aﬃliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will ﬁnd our common stock less attractive as a result of our taking advantage of these exemptions. If some investors ﬁnd our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our ﬁnancial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in the Company and could depress our stock price.

Our Articles of Incorporation authorize 100,000,000 shares of common stock, par value $0.0001 per share, of which 39,663,333 were outstanding as of June 30, 2023. Moreover, our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intends to utilize its reasonable business judgment to ful&filig;ll its &filig;duciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer to deliver to its customers a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market prior to carrying out a transaction in a penny stock not otherwise exempt from the rules. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s ﬁnancial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more diﬃcult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), ﬁnancing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the section entitled “Risk Factors” beginning on page 7.

All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise after the date of this prospectus, except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward- looking statements.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

USE OF PROCEEDS

Our Offering is being made in a direct public offering on a self-underwritten basis - no minimum number of shares must be sold in order for the Offering to proceed. The Offering price per share is $0.23. There is no assurance that we will raise the full $3,450,000.00, as anticipated.

Not taking into account any possible additional funding or revenues, we intend to use the proceeds from this Offering as follows. The following chart indicates the amount of funds that we plan to allocate to each item but does not indicate the total fee/cost of each item. The amount of proceeds we allocate to each item is dependent upon the amount of proceeds we receive from this Offering:

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from the sale of the maximum amount of Shares being offered hereunder will only be sufficient to meet our anticipated cash needs for the next 12 months. Our management has determined that the maximum amount of funds received from this Offering would be sufficient to cover our intended plan of operations contemplated hereby. We will use any proceeds received to file reports with the SEC, as well as to proceed with our intended business.

We expect that if we sell all shares in this offering, the funds raised will be sufficient to allow us to purchase the assets we plan to acquire to grow our business. If we do not sell all shares in this offering, we may have to rely on private placements of our shares or loans to acquire assets for the business.  If we do not receive the necessary funding, we will not be able to acquire the assets we need to expand our business.

However, there can be no assurance that we will raise any funds through our offering or through private placements or loans, if required. As with any form of financing, there are uncertainties concerning the availability of such funds and the likelihood that such funds will be available to us on terms acceptable to us.

The Selling Security Holders will receive all the proceeds from the sales of the Selling Shareholders Shares under this Prospectus. We will not receive any proceeds from these sales. We have agreed to bear certain expenses relating to the registration of the shares of Common Stock being registered herein for Selling Security Holders.

See “Plan of Distribution” elsewhere in this Prospectus for more information.

USE OF PROCEEDS

Our Offering is being made in a direct public offering on a self-underwritten basis - no minimum number of shares must be sold in order for the Offering to proceed. The Offering price per share is $0.23. There is no assurance that we will raise the full $3,450,000, as anticipated. Not taking into account any possible additional funding or revenues, we intend to use the proceeds from this Offering as follows. The following chart indicates the amount of funds that we will allocate to each item but does not indicate the total fee/cost of each item. The amount of proceeds we allocate to each item is dependent upon the amount of proceeds we receive from this Offering:

Use of Proceeds	100% of Shares Sold	% of Total	50% of Shares Sold	% of Total	25% of Shares Sold	% of Total
Gross Proceeds from Offering	$3,450,000		$1,725,000		$862,500
Use of Proceeds
Operational Costs	1,450,000	42%	725,000	42%	362,500	42%
Marketing	500,000	14%	250,000	14%	125,000	14%
Product Development	900,000	26%	450,000	26%	225,000	26%
New Hires	600,000	18%	300,000	18%	150,000	18%
Total use of proceeds	$3,450,000	100%	$1,725,000	100%	$862,500	100%
Offering Expenses (1)
Securities and Exchange Commission registration fee	$609		$609		$609
Accounting fees and expenses	13,000		13,000		13,000
Legal fees and expenses	18,000		18,000		18,000
Registrar and transfer agent fees and expenses	2,000		2,000		2,000
Total offering expenses	$33,609		$33,609		$33,609

(1)	Offering expenses will not be paid from proceeds received from the Offering.

DETERMINATION OF OFFERING PRICE

Prior to the Offering, there has been no public market for the Shares. The initial public offering price was determined by management. The principal factors considered in determining the initial public offering price include:

∙	the information set forth in this Registration Statement and otherwise available;

∙	our history and prospects and the history of and prospects for the industries in which we compete;

∙	our past and present financial performance;

∙	our prospects for future earnings and the present state of our development;

∙	the general condition of the securities markets at the time of this Offering;

∙	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and other factors deemed relevant by us.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of March 31, 2023 was ($0.00) based on 39,663,333 outstanding shares of our Common Stock outstanding on June 30, 2023. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

After giving effect to (i) the sale of 15,000,000 shares of our Common Stock in this offering at the assumed initial public offering price of $0.23 per share and (ii) the application of the net proceeds from this offering, our pro forma net tangible book value would be $3,530,640, or $0.07 per share. This represents an immediate increase in pro forma net tangible book value of $0.07 per share to our existing investors and an immediate dilution in pro forma net tangible book value of ($0.16) per share to new investors.

The following table illustrates this dilution on a per share of common stock basis:

Assumed initial public offering price per share	$0.23
Net tangible book value per share as of March 31, 2023	$(0.00)
Increase in net tangible book value per share attributable to new investors	$0.23
Pro forma net tangible book value per share after this offering	$0.07
Dilution in pro forma net tangible book value per share to new investors	$(0.16)

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We intend to have our common stock begin trading on the OTC Markets Group, Inc. under the symbol “TCGI”. The OTC Markets is a network of security dealers that buy and sell stock.

As of June   , 2023, there were approximately    holders of record of our common stock.

Dividends. We have never declared or paid any cash dividends on our common stock, nor do we anticipate paying any in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Plan of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our ﬁnancial condition. This MD&A should be read in conjunction with our consolidated ﬁnancial statements and the accompanying notes to consolidated ﬁnancial statements and contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reﬂect events that occur or circumstances that exist after the date on which they are made.

Basis of Presentation

The financial statements are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Forward-Looking Statements

Some of the statements under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Form S-1 identify important factors, which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	The unprecedented impact of COVID-19 pandemic on our business, customers, employees, consultants, service providers, stockholders, investors and other stakeholders;

•	The speculative nature of the business we intend to develop;

•	Our reliance on suppliers and customers;

•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Prospectus are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to update this Prospectus or otherwise make public statements updating our forward-looking statements.

The Cannaisseur Group, Inc. (the “Company” or “TCG”) was established in December 2020, as a result, we had limited activity for the year ended December 31, 2020. On January 4, 2021 we acquired a fifty-one percent (51%) in Atlanta CBD Inc. (d/b/a as Inno Medicinals) (“Atlanta CBD”). Atlanta CBD is engaged in hemp cultivation, extraction, manufacturing, distribution, and retail sales through CBD stores.

Results of Operations of TCG during the three months ended March 31, 2023, as compared to the three months ended March 31, 2022.

For the three months ended March 31, 2023, we generated revenues of $16,463 compared to $23,614 for the three months ended March 31, 2022. The decrease in revenues of $7,151 was due to the decline in the retail sales driven by inflation and reduced buying power of consumers.

Our Gross Profit from the sale of all products for the three months ended March 31, 2023, was $ 6,628 as compared to $14,401 for the three months ended March 31, 2022. The decrease of $7,773 was due to a decrease in sales volume. Continued growth of the consumer market for CBD products and anticipated increases in competition are anticipated to continue to create pressure on gross profit margins.

Our Net Loss for the three months ended March 31, 2023, and March 31, 2022 was ($16,521) and ($8,888) respectively, an increase of $7,633. Our net loss increased primarily due to lower sales and an increase in general and administrative costs of $14,243, mainly relating to the increase in costs associated with the registration of the shares for sale.

Results of Operations of TCG during the year ended December 31, 2022, as compared to the year ended December 31, 2021

For the years ended December 31, 2022, and 2021, we generated revenues of $88,145 and $72,749 respectively. The increase in revenues of $15,396 was due to the Atlanta CBD getting back to full operations, and increased store sales following the closures due to Covid 19.

Gross profits from the sale of products were $45,306 and $36,453 for the years ended December 31, 2022 and 2021. The increase in gross profits of $8,853 was due to the increase in sales.

Our Net Loss for the years ended December 31, 2022, and 2021 were $94,013 and $154,768 respectfully, a decrease of $60,755, mainly attributable to our decreased general and administrative costs which decreased by $80,160, from $213,109 during the year ended December 31, 2021 to $132,949 during the year ended December 31, 2022. The decrease in general and administrative costs was due to a decrease in professional fees that had increased for costs relating to our stock offering and registration.

Liquidity and Capital Resources

As of March 31, 2023, we had $45,373 in total assets including cash and cash equivalents of $4,976, as compared to $59,289 in total assets including of cash and cash equivalents of $18,534, as of December 31, 2022. The decrease in assets is primarily attributable to a decrease in cash and cash equivalents and a decrease in right of use assets.

As of March 31, 2023, we had total liabilities of $79,713 consisting of accounts payable and accrued expenses of $33,788 and dividends payable of $1,608, notes payable current of $4,250, lease liabilities of $14,284, and long-term notes payable of $25,783. As of December 31, 2022, we had total liabilities of $81,717 including accounts payable and accrued expenses of $32,009, dividends payable of $1,608, notes payable current of $1,517, lease liabilities of $19,850 and long-term notes payable of $25,783. The decrease of $2,367 is mainly due to the decrease in lease liabilities.

Cash Flow from Operating Activities

Net cash used in operations for the three months ended March 31, 2023, was ($35,823) as compared to net cash used in operations of $852 for the three months ended March 31, 2022. The decrease in capital use is attributed to a reduction in inventory expenses, rent-related CAM expenses, and decreased labor costs.

Cash Flow from Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2023, was $22,265 as compared to $0 for the three months ended March 31, 2022.

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Our current available cash and cash equivalents are insufficient to satisfy our liquidity requirements. Our capital requirements for fiscal year 2023 will depend on numerous factors, including management’s evaluation of the timing of projects to pursue. Subject to our ability to generate revenues and cash flow from operations and our ability to raise additional capital (including through possible joint ventures and/or partnerships), we expect to incur substantial expenditures to carry out our business plan, as well as costs associated with our capital raising efforts and being a public company.

Our plans to finance our operations include seeking equity and debt financing, alliances or other partnership agreements, or other business transactions, that would generate sufficient resources to ensure continuation of our operations.

The sale of additional equity or debt securities may result in additional dilution to our shareholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. Any such required additional capital may not be available on reasonable terms, if at all. If we were unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned activities and limit our operations which could have a material adverse effect on our business, financial condition and results of operations.

We have recently sold the following shares of common stock for working capital purposes:

In July 2021, the Company sold 2,400,000 shares of common stock in a private placement for gross proceeds of $75,000.

In August 2022, the Company sold 580,000 shares of common stock in a private placement for gross proceeds of $2,900.

In November 8, 2022, the Company sold 666,667 shares of common stock in a private placement for gross proceeds of $20,000.

During the year ended December 31, 2022. the Company received cash in the aggregate amount of $13,751 from an investor for capital contributions.

On February 16, 2023, the Company sold 333,334 shares of common stock in a private placement for gross proceeds of $10,000.

On February 9, 2023, February 17, 2023 and March 9, 2023 the Company received capital contributions from a related party in the amounts of $1,797, $3,685 and $5,000, respectively.

On May 10, 2023, we sold 1,066,666 shares of common stock at a price of $0.015 per share for cash proceeds of $16,000 to to each of two investors (a total of 2,133,332 shares of common stock for aggregate cash proceeds of $32,000).

At March 31, 2023, we had an Economic Injury Disaster Loan payable (the “EIDL Loan”) dated June 9, 2020. The EIDL Loan bears interest at the rate of 3.75%. Payments were deferred on the EIDL Loan until June 2021 at which point monthly payments of principal and interest totaling $134 were due. The due date of the EIDL Loan is June 9, 2030. Also at March 31, 2023, we had a receivables based financing loan payable in the amount of $4,095 (the “Financing Loan”). The amount received under the Financing Loan was $3,500; payments are made at the rate of 11% of the Company’s sales receipts.

We are working with a manufacturer to develop a time-release product which we believe is unique to the market. This product, if successful, has the potential to generate substantial revenue.

TCGI expects to raise funds through private investors and investment firms and is looking to secure a non-recourse loan for work capital and operating expenses. We must raise $100,000.00 for the next 12 months to expand operations (increase our locations). We have succeeded in securing investments of up to $20,000.00 and intend to continue offering smaller investment opportunities. Long term, we plan to seek larger amounts of investment to expand operations. TCGI will look to attain a non-recourse loan of $50,000.

Inflation

The amounts presented in our consolidated financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

Going Concern

The accompanying financial statements have been prepared on a going concern basis. For the three months ended March 31, 2023, the Company had a net loss of $32,394, had net cash used in operating activities of $35,823, had negative working capital of $26,243, accumulated deficit of $334,034 and stockholders’ deficit of $72,215. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to provide for the Company’s capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared under accounting principle generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of significant accounting policies is included in Note 2 to the consolidated financial statements included in this Registration Statement. Of these policies, we believe that the following items are the most critical in preparing our &filig;nancial statements.

Consolidation Policy

The Company relied upon the guidance of ASC 250 Accounting Changes and Error Corrections (“ASC 250”) and ASC 805 Business Combinations (“ASC 805”) in accounting for and presenting acquisition of Atlanta CBD. Pursuant to ASC 805-50-05-5, the pooling-of-interests method of accounting provides relevant guidance when an exchange of shares between entities under common control results in a change in the reporting entity. Under the pooling-of-interests method, the transferred assets and liabilities are recorded at their historical carrying amounts, and the equity accounts of the separate entities are combined. Pursuant to ASC 805-50-45-2, the transaction should be presented as if it occurred on the first day of the period reported; accordingly, we have reported the Atlanta CBD transaction as if it occurred on January 1, 2020

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue From Contracts With Customers. ASC Topic 606 requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company sells CBD related products in a retail location in Atlanta, Georgia and through e-commerce. Revenue is recognized based on the following model:

1. The Company sells products at their one retail location and via web site sales.  A sale agreement exists when the customer purchases the product at the counter or via an online purchase.  The price for and product to be received are known at time of purchase.

2. The performance obligations are to provide the product for the customer at the counter or ship the product to the customer. Product is shipped on the day of sale.

3. The price of the product is located on the label or presented on the web site and therefore is known at the time of purchase.

4. The price of the product is properly allocated to the sole performance of providing the product.

5. Revenue is recognized in the retail location at the point of sale where money is collected and product is in control of customer and from the web site upon settlement of the credit card transaction, which is effectively at the time of purchase.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses

Most Recent accounting pronouncements

Refer to Note 2 in the accompanying consolidated financial statements.

Impact of Most Recent Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on the Company’s financial position or results of operations.

DESCRIPTION OF BUSINESS

TCG is a Delaware corporation. It was formed to engage in the hemp business. In January 2021, it acquired a fifty-one percent (51%) interest in Atlanta CBD. TCG’s plan is to acquire assets from companies actively engaged in hemp cultivation to develop and grow the business. Potential assets for acquisition, include, CBD cultivation, processing, and distribution equipment and infrastructure from companies that grow and develop CBD products for the consumer market. These assets will support and further develop Atlanta CBD’s operations. The Company plans to use the proceeds from this offering and a combination of equity (common stock) and funds raised from private placements, if necessary, to acquire additional assets to support and grow Atlanta CBD’s operations.

Atlanta CBD operates the day-to-day operations of the hemp business as discussed herein. The Company’s only source of income is from its fifty-one percent ownership interest in Atlanta CBD. The Company is entitled to receive its proportionate share of revenue from Atlanta CBD’s operations.

Atlanta CBD is a family-owned business, founded in October 2018. It was born from the desire to offer people an alternative approach to good health. They are a CBD boutique, offering many leading brands of hemp extracts. Atlanta CBD began planning for a retail hemp store in September of 2018. Cannabis sativa (hemp) extracts were chosen because the founders believe the extracts have the potential to help people. Knowledge gained since opening a retail location in June of 2019 has given them a greater understanding of the industry and the people that purchase hemp products.

Atlanta CBD is committed to increasing public awareness of CBD and helping grow the hemp community statewide. Atlanta CBD plans to grow primarily innovative hemp, and in the future intends to source up to 15% of its hemp through a network of local farms to encourage and promote diversity within our community. It also intends to grow hemp and develop proprietary hemp genetics to be used in supplying stores as well as, working with local/ regional farmers to grow the bulk of hemp needed for retail products.

The Company owns 51% of Atlanta CBD. The Company’s majority shareholders are Floretta Gogo and Xavier Carter, who also owns the remaining 49% of Atlanta CBD. Ms. Gogo and Mr. Carter each own approximately 19% of the outstanding common stock of the Company. Ms. Gogo and Mr. Carter are the President and Chief Executive Officer of the Company and the Chief Operating Officer of the Company, respectively. They both run the day-to-day operations of Atlanta CBD. Pursuant to the acquisition agreement between the Company and Atlanta CBD, the Company is entitled to 51% of the net profits from the operations of Atlanta CBD.

Atlanta CBD has outstanding 1,518 shares of preferred stock. The preferred stock has redeemable features that allow the preferred shareholders to request repayment of their investment. The preferred shareholders are also entitled to profit distributions equal to the lesser of (i) 25% interest on their investment, or (ii) the difference between the ownership percentage of management and 50%, which will be distributed to management, until a 35% profit goal achieved. Preferred shareholders are entitled to a return of their investment upon 15 days’ notice given to the Company after any distribution.

Atlanta CBD is a hemp products supplier and retailer and it sells its retail hemp products through trade name, Inno Medicinals, located in Atlanta Georgia. Atlanta CBD intends in the future to engage in cultivation and extraction of hemp flower, through a trade name Requisite Technologies. Requisite Technologies will be dedicated to producing and selling premium oil, tinctures, and capsules, edibles, and topicals. Our mission is to grow one of the best hemp plants and produce high-quality infused products to provide customers with products and services they trust. We expect that, when established, Requisite Technologies will have the ability to grow hemp year-round, aiming to grow up to 12 different strains, and can produce from seedling to finished product.

Atlanta CBD is currently in the research and development stage of a line of CBD-based beauty products -soaps, bath salts and bath bombs, made with proprietary formulas. Atlanta CBD markets its products using internet advertising and promotes its products via social media and hemp related trade shows.

Hemp-derived CBD is distinguishable from CBD derived from marijuana. Hemp-derived CBD contains not more than 0.3 percent of THC, while marijuana contains in excess of this amount. Marijuana is regulated under the Controlled Substances Act. We do not believe that our hemp-derived CBD products are regulated under the Controlled Substances Act, but under the Agricultural Act of 2018, known as the “Farm Bill”.

The 2018 Farm Bill allows for the interstate sale and transfer of hemp-derived products for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. The Farm Bill ensures that any cannabinoid—components of CBD —that is derived from hemp will be legal, if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, associated state regulations, and by a licensed grower as deﬁned in the Farm Bill.

The Company believes that all products sold and marketed by Atlanta CBD, are in compliance with the Farm Bill and all other federal and state law and regulation.

All the full Spectrum Hemp CBD Infused products the Company sells are pharmacist formulated and nano-amplified for rapid absorption and maximum bioavailability. Products categories include full spectrum bath bombs, face serums, hair and beard serums, edibles, topicals, sports recovery, ingestible, and vapes to name a few. Product categories also include various sub-categories and are distributed to brick-and-mortar resellers, and online merchants. Inno Medicinals product line, because of its size, is constantly in ﬂux as new products are added and products are culled based on several factors including, but not limited to, consumer acceptance, inventory levels, and replacement as the result of incremental improvement.

While most of the products that Atlanta CBD sells through its trade name Inno Medicinals are geared to human health and wellness, the company does sell pet products such as recovery oil and skin conditioner, and full spectrum tincture. These products offer pet owners a new way to support their pet’s mood and wellness in a non-invasive, non-toxic way. The global pet care industry is expected to reach $110 billion in 2017, according to Euromonitor Research (The State Of Global Pet Care: Trends And Growth Opportunities, September 2017). Technavio, a leading market research &filig;rm, recently analyzed the global pet care industry and forecasted a CAGR of 5% between 2016-2020 (Global Pet Dietary Supplements Market 2018-2022, March 2018). According to that report, rising pet ownership combined with increased consumer spending on premium natural and organic pet care products are fundamental factors driving that growth.

Atlanta CBD also offers for sale a majority of its products direct to consumers via its website, https://innomedicinals.com/. Consumer markets served by the INNO Medicinals website are extensive. In terms of geography, the products are only sold wherever legal and INNO Medicinals stipulates to its distribution channels that the products may only be sold to end-user persons eighteen years of age or older and residing in states that allow its products (See “Government Regulation” below for a further explanation of the laws regarding the sale of hemp-derived CBD products).

The CBD products sold by Atlanta CBD contain no more than the legal limit of .03 % Delta 9 THC and is legal under federal law, however state law does not always coincide with federal law as in the states of Idaho, Iowa, and South Dakota, where CBD is entirely illegal. THC products derived from hemp are legal in many states and covered under the FARM BILL of 2018, but in Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Kentucky, Idaho, Iowa, Mississippi, Montana, New York, Nevada, Rhode Island, Utah, Vermont, Washington, Michigan, and North Dakota it is illegal and therefore, we do not ship such products to those states, and we disclose this and warn consumers of the restrictions on the INNO Medicinals website. The legal landscape for some hemp derived products is uncertain and must be considered on a state-by-state basis. The Company and Atlanta CBD stay informed of regulatory changes with respect to hemp through hemp-related groups such as the US Hemp Authority.

Product Formulation and Production

Atlanta CBD uses its commercial suppliers and contract manufacturers for its product research and development, formulation, quality testing, production and packaging. These suppliers and manufacturers hold, as required, the necessary regulatory and other licenses/permits speci&filig;c to each one’s activity. Atlanta CBD outsources ful&filig;llment as well. In addition to direct sales, Atlanta CBD, has the option to drop ship its products. This allows the third-party supplier to ship the merchandise directly to such customers. Any and all raw materials constituting active ingredients in its products are routinely tested by a third-party laboratory for purity and consistency of active ingredient concentrations. Atlanta CBD, owns its own propriety formulas for certain bath bombs, bath salts and soaps that it manufactures, which it regards as trade secrets (the Company and Atlanta CBD do not own any patents nor have any pending), and continuously is engaged in both new product development and product incremental improvement with its suppliers. While these branded products are only 5% of sales, they help bring customers into the store. Our Name, our reputation, and our unique branded products promote a positive shopping experience for customers. New product development and incremental improvement costs are absorbed by each respective supplier as part of their overhead in providing services to the Company. Our raw materials include terpenes, hemp flower, and CBD oil. Our principal suppliers of these materials are Sweet Leaf, Life Cycle Hemp, Flow Gardens, American Indian Hemp, and Bluebird Botanicals. Raw materials are available upon request to our suppliers and there are no written agreements between our suppliers, the Company or Atlanta CBD.

Sales Channels

Holistic healers are very accepting of CBD and its benefits, making them a good fit for CBD products. The Company, through Atlanta CBD intends to establish relationships with holistic healers and acupuncturists that attended their CBD seminars. The goal is to work with a small group of six to twelve practitioners and collaborate on creating a sales channel within their networks. There is a proliferation of small businesses that sell CBD products. From 2020 to 2021 the Atlanta CBD had an agreement with Cryogenics where it was selling its products in Cryogenics stores. The relationship was not profitable, and Atlanta CBD discontinued the relationship in 2021. Neither the Company nor Atlanta CBD currently have any relationships with holistic healers or acupuncturists, but the Company intends to pursue this sales channel in the future.

The Markets for Our Products

Market research from BDS Analytics is predicting a compound annual growth rate of 49 percent by 2024 across all distribution channels and that the CBD market, combined with THC products, will create a total market of $45 billion for cannabinoids by 2024. (Forbes, May 20, 2019).

The growth of the market shows that hemp-derived CBD products are becoming “mainstream” as consumers increasingly perceive them as providing wellness beneﬁts.

Competition

Currently, in the United States, we are not aware of any businesses that can demonstrate or claim a dominant market share of the growing CBD products market. Competition, outside those companies that provide over .03 percent THC containing CBD in states where that is allowed under state law, is limited to numerous brands with geocentric distribution footprints. Overall, there are no major pharmaceutical manufacturing companies marketing general purpose CBD products into the overall CBD market at this time, although the Company is expecting such an entry in the future. Competition also includes many small regional marketers/packagers of CBD oil containing products that have limited distribution and economic resources.

Employees

The Company has 3 full-time employees.

Patents and Trademarks

The Company holds no patents or trademarks, nor at this time, has any patent or trademarks pending.

Government Regulation

The Company’s CBD Products Are Not Subject to the Controlled Substances Act

The Agriculture Improvement Act of 2018 (“AIA” or “the Act”) exempted hemp-derived cannabidiol products (“hemp-derived CBD products”) from the federal Controlled Substances Act (“CSA”). Speciﬁcally, the AIA, also known as the Farm Bill of 2018, established a legal deﬁnition of “hemp”: the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol [∆-9 THC] concentration of not more than 0.3 percent on a dry weight basis.

The Act amends the CSA to exclude “hemp” from the deﬁnition of “marihuana.” It also amended the CSA to exclude THC found in “hemp” from the “tetrahydrocannabinols” listed in Schedule I. Therefore, hemp-derived CBD products that contain less than less than 0.3% of 9∆-THC, such as those marketed by the Company, are not controlled substances under the CSA. These amendments to the CSA took immediate effect on December 20, 2018.

By way of background, the CSA establishes ﬁve “schedules” into which a substance with abuse potential may be classiﬁed. Substances that fall under any one of the ﬁve schedules are subject to various requirements and restrictions enforced by the

U.S. Drug Enforcement Administration (“DEA”). The most restrictive is Schedule I, which is reserved for those substances having a high potential for abuse that do not have a currently accepted medical use, and that lack accepted safety for use under medical supervision.

Marijuana has long been classiﬁed under Schedule I. Previously, DEA took the position that CBD met the expansive deﬁnition of “marijuana”, which made it subject to Schedule I as well. Speciﬁcally, DEA created a code number in Schedule I for “marihuana extract,” deﬁned as “an extract containing one or more cannabinoids that has been derived from any plant of the genus Cannabis, other than the separated resin (whether crude or puriﬁed) obtained from the plant.” DEA made clear that the agency considered CBD to fall within the deﬁnition of “x` extract” (and to therefore be a Schedule I substance) if the CBD came from the part of the cannabis plant that is included within the deﬁnition of “marijuana.”

The passage of the AIA conﬁrms that hemp-derived CBD products are now excluded from the CSA. As noted above, the AIA amended the deﬁnition of “marihuana” as follows:

(A)            Subject to subparagraph (B), the term ‘marihuana’ means all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds to resin.

(B)	The term ‘marihuana’ does not include—

(i)	hemp, as deﬁned in section 297A of the Agricultural Marketing Act of 1946.

I.	Limits of the AIA

Although the AIA removed “hemp” from the CSA, the Act has limitations.

a.	Products containing more than 0.3% of 9∆-THC still subject to the CSA.

Notably, the AIA’s exclusion of “hemp” from the CSA deﬁnition of “marihuana” is limited to those parts, derivatives, or extracts of the plant containing less than 0.3% of 9∆-THC. Parts, derivatives, and extracts containing levels of 9∆-THC greater than 0.3% meet the deﬁnition of marihuana and are subject to the CSA. Consequently, manufacturers and distributors of CBD products must be prudent with respect to verifying the levels of 9∆-THC in products.

The passage of the AIA conﬁrms that hemp-derived CBD products are now excluded from the CSA. As noted above, the AIA amended the deﬁnition of “marihuana” as follows:

(C)            Subject to subparagraph (B), the term ‘marihuana’ means all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds to resin.

(D)	The term ‘marihuana’ does not include—

(i)	hemp, as deﬁned in section 297A of the Agricultural Marketing Act of 1946.

II.	Limits of the AIA

Although the AIA removed “hemp” from the CSA, the Act has limitations.

a.	Products containing more than 0.3% of 9∆-THC still subject to the CSA.

Notably, the AIA’s exclusion of “hemp” from the CSA deﬁnition of “marihuana” is limited to those parts, derivatives, or extracts of the plant containing less than 0.3% of 9∆-THC. Parts, derivatives, and extracts containing levels of 9∆-THC greater than 0.3% meet the deﬁnition of marihuana and are subject to the CSA. Consequently, manufacturers and distributors of CBD products must be prudent with respect to verifying the levels of 9∆-THC in products.

b.	Hemp production and cultivation restrictions

The AIA requires the establishment of a shared Federal-state program to regulate the cultivation and production of hemp. The USDA is actively engaged in rulemaking efforts to implement these requirements and state laws are evolving in response. Our Company is not involved in the cultivation or production of hemp; however, we recognize that new rules will impact the industry as a whole and we are closely monitoring the USDA’s rulemaking efforts.

c.	Hemp-derived CBD remains subject to FDA regulatory authority

Further, The Federal Food, Drug and Cosmetic Act (“FDCA”) and the AIA authorize the FDA to regulate the marketing and distribution of hemp products in interstate commerce that are intended for consumption, including topical use. Pursuant to its jurisdiction, FDA may regulate hemp as a feed, food, dietary supplement, cosmetic or drug depending on the intended use of the hemp and whether the hemp is otherwise a permissible ingredient for a particular intended use. The AIA expressly preserves the FDA’s authority over “hemp” that is intended to be used as a drug, device, cosmetic, food (including animal food), dietary supplement, or tobacco product.

Generally, hemp-derived CBD products that are intended for ingestion and intended to support the normal function/structure of the body or added as an ingredient in food, may be considered a dietary supplement or conventional food under the FDCA. However, FDA has taken the position through advisory Warning Letters that CBD products are precluded from being marketed as dietary supplements or as food because CBD is subject to statutory exclusions designed to protect the integrity of the drug approval process.

Speciﬁcally, the statutory deﬁnition of a “dietary supplement” excludes an “article” that has been approved as a drug under section 505 of the FDCA. The term “dietary supplement” also excludes “an article” if (1) it has been authorized for investigation as a new drug; (2) substantial clinical investigations have been instituted on the article and their existence made public; and (3) it was not marketed as a food or dietary supplement prior to being authorized for investigation as a new drug. For purposes of this exclusion, the FDA has interpreted “authorized for investigation as a new drug” to mean that an Investigational New Drug application (“IND”) has been submitted for the active ingredient or active moiety.

FDA has taken the position that hemp-derived CBD cannot be marketed as dietary supplement because a CBD isolate has been approved as a drug, Epidiolex, and prior to approval, was subject to substantial clinical investigations under an IND. Further, FDA has stated that it has not been provided with the evidence needed to overcome this exclusion. The FDA asserts this same position with regard to products marketed as food under a separate, but identical, statutory provision applicable to “food” broadly. As such, FDA takes the position that hemp-derived CBD products intended for ingestion may be adulterated.

That being said, FDA has yet to take enforcement action against CBD products and has initiated a regulatory process to determine whether there is a regulatory pathway to permit the marketing of these products. Indeed, FDA in recognizing the signiﬁcant increase in hemp-derived CBD products on the market, the Agency held a public meeting on May 31, 2019 requesting scientiﬁc information and data regarding the safety, manufacturing, product quality, marketing, labeling, and sale of products containing hemp-derived CBD. It further requested that comments be ﬁled with the agency by July 2, 2019. This meeting and request for comments signaled FDA’s intent to consider various regulatory options for CBD products, including but not limited to (1) requiring companies to seek approval to market such product; (2) issuing regulations setting forth the conditions which such products may be marketed in food and dietary supplements; or (3) prohibiting the use of hemp-derived CBD in foods and dietary supplements. With that said, there is signiﬁcant regulatory uncertainty around this category which makes it diﬃcult to predict the likely outcome of this process FDA has initiated.

d.	Hemp-derived CBD products are subject to regulation on the state level.

Although the AIA provided clarity regarding the status of hemp-derived CBD under the federal CSA, the AIA did not address the myriad of state laws and regulations governing such products. For example, hemp-derived CBD still meets the deﬁnition of a controlled substance under certain laws.

MANAGEMENT

Our directors hold oﬃce until the next annual general meeting of the stockholders or until their successors are elected and qualiﬁed. Our oﬃcers are appointed by our Board of Directors and hold oﬃce until the earlier of their death, retirement, resignation, or removal.

The following table sets forth the names and ages of the members of our Board of Directors and our executive oﬃcers and the positions held by each.

Name and Principal Position

Floretta Gogo- Chief Executive Officer/Board Member

Xavier Carter – Chief Operating Officer

– Interim Chief Financial Officer/Board Member

Valarie Grant – Corporate Secretary

Keijiro Valera – Board Member

Jamie Brown – Board Member

Harold Woolfork – Board Member

Floretta Gogo

Floretta Gogo, 59 years of age, is the Chief Executive Officer of The Cannaisseur Group since its inception in December 2020. From 2018 to 2020 she was the Chief Executive Officer of Atlanta CBD, LLC. From 2013 to 2017 Ms. Gogo worked for Allnex USA, Inc. as a Corporate Tax and Finance Accountant. Her duties ranged from tax planning and compliance with federal, local, payroll and other applicable taxes to registering and maintaining all federal and state business licensing and annual reporting. With over 35 years of financial and managerial experience, Ms. Gogo currently serves as Chairman and CEO to the Cannaisseur Group providing the Company with strategic financial planning direction.

Early in her career, she gained experience as a Cost Accountant/Accounting Manager with several companies. As a cost manager, Ms. Gogo’s duties ranged from preparing monthly financial statements to implementing cost standards from raw materials to finished products. As an Accounting Manager, Ms. Gogo’s experience transitioned into a managerial role as she managed, disciplined, and directed the Accounting, Customer Service, Human Resources and Shipping Departments. Ms. Gogo graduated with an accounting degree from Mercer University in Atlanta in 1986.

Xavier Carter

Xavier Carter, 62 years of age, is the Chief Operations Officer of The Cannaisseur Group since its inception in December 2020 and its Interim Chief Financial Officer since April 24, 2023. Mr. Carter graduated from the Atlanta College of Arts (now Savanah College of Arts) in 1992 with a major in Video and Computer graphics. From 1977 – 1986, he acquired a wealth of knowledge working in the food and beverage and shipping industries. In 1995, Mr. Carter established IEC Enterprises, a video and graphics support company that focuses on tradeshows and has been self-employed until he began working for the Company in December 2020. He has worked with many Fortune 500 companies presenting ideas and concepts ranging from customer care to product marketing. Major clients include D&J Electronics, PRG, Video equipment Rentals, and Fuse Technologies. With over thirty years of customer service and management experience Carter understands the importance of customer service and superior products.

Valarie Grant

Valarie Grant, 35 years of age, is the Corporate Secretary for The Cannaisseur Group since its inception in December 2020. She earned her degree in Business Management and a certificate in Business Technology, specializing in Office Administration from Houston Community College in 2019. Ms. Grant is equipped with over 10 years of administrative, financial, business support, and management experience reporting to senior management executives. From 2009 to 2011, she worked for M Green, Inc., and managed the office administration and customer service for the company’s three (3) Houston locations. From 2011 to 2012 Ms. Grant began working with iVoice Ideas, Inc. where she provided general administrative, and record-keeping support for the CEO and executive team and supported the company’s public filings of legal and accounting documents for the Securities and Exchange Commission. In addition, she assisted in writing, planning, and coordinating press releases and website tracking.

From 2012 through 2018, Ms. Grant worked for Brazil Property International (“BPI”) providing personal administrative and business support to the Managing Director of BPI in addition to administrative support to the other members of the executive management team, including the Finance Officer and the Lead Construction Officer. Ms. Grant served as Corporate Secretary and Director at 4G Enterprises and Bensata Corporation, responsible for compliance, registrations, and document management on behalf of the Corporation. Finally, she is also a registered Notary Public in the State of Texas.

Keijiro Varela

Keijiro Varela, age 40, is a current board member of The Cannaisseur Group and has been the President of Nature Science Health Inc. (EvoCann) since it was founded in 2018. Valera earned  his undergraduate and graduate degree in 2003 and 2012 respectfully at Temple University (Philadelphia) in Engineering and Business Administration. From 2003 - 2014 he worked for Chevron Corporation as an engineer, Lean 6 Sigma operator and supply chain manager. After climbing the ranks and several global assignments within Chevron’s Products Division, Varela decided to make a dramatic change and follow in the footsteps of his idols Nikolai Tesla and George Washington Carver who both developed life changing technologies and dedicated their lives to improving humanity with their discoveries.

Combining Varela’s passion and drive to educate the masses on a healthier way of living and healing, in 2017 he decided to join the California based company Methodology Inc., that specializes in food as medicine. With a common mission to help people live a healthier lifestyle, Varela spent a year with the company to gain a stronger understanding of the nutritional impact of how clean food effects the body and living a healthier lifestyle yields a better quality of life. After struggling and surviving Non-Hodgkin’s Lymphoma in his early 30’s, Varela was determined to help other’s that had chronic illnesses; a potential tragedy became a life calling.

In 2019 Varela, for personal reasons, decided to begin his own journey of cultivating ways to help the people closest to him that were struggling with their own health issues. Over the years of hearing people’s personal health struggles, Varela finally discovered his calling and made the leap to be fully committed to developing a holistic approach to treat various ailments that effect the mind and the internal body workings.

Through willing participants, years of research and with Varela’s Industrial Engineering & Chemistry background, he began creating an innovative Full Spectrum CBD product line that enhances the body’s cannabinoid receptors. CBD and other cannabinoids are naturally occurring compounds that display potent anti-inflammatory and pain-relieving properties. They can promote the body’s healthy regulation of the central nervous, immune, and endocannabinoid systems. Varela’s unique approach maximizes the delivery of medical cannabis oil through various innovative techniques combined with using the highest quality ingredients. Stemming from the food industry where the phrase “made with love” is used, Valera incorporates the phrase and mission is behind EvoCann’s products “made for the ones we love”.

Jamie Brown

Jamie Brown, 41 years old, currently serves as a board member of The Cannaisseur Group. Brown graduated with a Bachelor’s Degree in Business Marketing from North Carolina A&T in 2002. Brown worked at the Harlem Medical Hospital in New York City from 2005 – 2018   where he held various executive and management positions overseeing specialty fields such as Neurology, Oncology, Lupus, Renal, Gastroenterology, and Endocrinology. His close interactions with chiefs of specialty services and patient advocating for the patient population has been the driving force behind his passion to do clinical research and creating a more holistic approach to pain management and disease prevention.

Brown’s family history of cancer and diabetes led him towards his calling in the healthcare industry and continues his focus towards creating more effective ways to help other families who are suffering from life impacting illnesses. In his spare time he enjoys working with non-profits and educating the younger generations on the importance of living a healthier lifestyle.

Harold Woolfork

Harold Woolfolk, 62 years of age, currently serves as a board member of The Cannaisseur Group. Woolfork is a 1982 graduate of The University of Michigan with a Degree in Kinesiology. As a student/athlete, he starred as a two sport All-American, in football and track & field. Following college, he was drafted in the 1st Round by The New York Giants and spent the next 8-years in the NFL. After football, he would hone his skills writing as a newspaper columnist, for 3-years, before leaving that post to embark on a career path in both the corporate sector and as an entrepreneur. Woolfork established a construction company, that would later be featured on CNN, building affordable housing in Houston’s blighted communities for low-income families. His company’s success led him to construct health clinics inside of Walmart Superstores, through a subcontractor agreement with Walmart Corporate, in Bentonville, Arkansas.

Woolfolk thrived in the exertion of entrepreneurship, where he built, managed and sold several businesses. In 2014, he developed, an alliance with a physician group, to construct and operate Kemah Palms Recovery Center, an upscale drug and alcohol addiction facility for high profile clients, where he served as a managing partner. Prior to that, he was President for 7-years, running a multimillion-dollar, toxicology drug testing business, in a SAMHSA certified Laboratory. Woolfork has served as a board member with his alma mater in the past and is currently a partner and board member of First Genesis Inc., an IT company that specializes in interoperability connection solutions in both the Oil & Gas and Healthcare Industries. Its proprietary Block Chain integration is used by several federal agencies. Woolfork maintains a diverse interest as a shareholder in several other businesses that he helped develop.

Deutsche Cannabis, a CBD operation he founded, now a company trading on the German Exchange, is the latest one of those businesses. “It’s not what you take, but what you leave behind that defines greatness,” is an anonymous quote that Woolfork lives by after 38 years of success in both the sports and business arena. He lists his passions as writing, playing with his grandchildren, golf and giving back to the community. He contributes to several not-for-profits, of which his favorite, is delivering meals to homebound seniors. Woolfolk has learned immensely from the competitive nature of business & sports and he believes, it’s shadowed his life and shaped who he is from the playing field to the boardroom.

Family Relationships

There are no familial relationships among any of our oﬃcers or directors. None of our directors or oﬃcers is a director in any other reporting companies except as disclosed. The Company is not aware of any proceedings to which any of the Company‚ oﬃcers or directors, or any associate of any such oﬃcer or director, is a party adverse to the Company or any of the Company subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Board Committees

There are currently no committees of the Board of Directors.

Code of Ethics

Our board of directors intends to adopt a code of ethics that our oﬃcers, directors and any person who may perform similar functions will be subject to.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive oﬃcers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition ﬁled by or against such person or any business of which such person was a general partner or executive oﬃcer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traﬃc violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or ﬁnding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting ﬁnancial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self- regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive oﬃcer for services rendered in all capacities for the periods set forth below.

Summary Compensation Table

Name and Principal Position	Year	Bonus	Stock Option Awards	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	All Other Compensation	Total
Floretta Gogo	2022 2021	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Xavier Carter	2022 2021	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Steven Plumb	2022 2021	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Employment Agreements

The Company does not yet have any employment agreements with any of our o&ffilig;cers and directors, all of whom have performed services on our behalf for no compensation, including Floretta Gogo, CEO, Xavier Carter, COO and Interim CFO, since April 24, 2023, and Steven Plumb, CFO through March 16, 2023.

Compensation of Directors

Our board of directors has not received any compensation to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The Company, through Atlanta CBD, has contracted with, Liberty Management Investments (“Liberty”), which is owned by certain minority shareholders of the Company to provide administrative support to the Company. Liberty provides management advisory and consulting services to the Company and works in close relationship with Company’s management team. We consider Liberty a related party because the owners of Liberty are minority shareholders of the Company and also due to the close working relationship with Liberty. On October 20, 2020, Atlanta CBD entered into an agreement with Liberty whereby Liberty will provide management advisory services to the Company in developing and building a public company entity, equity investment, and organizational structure. In addition, Liberty assists the Company in interfacing with regulatory agencies and conducting due diligence for proposed transactions. In exchange, Liberty received an upfront fee and is entitled to receive success payments and equity interest in the Company. Either party may terminate the agreement upon 30-days written notice to the other party. A copy of the agreement is attached as an Exhibit to this Registration Statement.

The Company has paid Liberty $197,019 for administrative services during the period from inception (December 22, 2020) through June 2022. In addition, the Company has advanced Liberty funds for working capital purposes. The net amount due from Liberty is $0 as of June 30, 2023. The funds were advanced to Liberty without interest and there is no written loan agreement or promissory note for the advance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 30, 2023, we had 39,663,333 common shares outstanding. The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 30, 2023, for (i) each stockholder known to be the beneficial owner of ﬁve percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this Form 10. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name and Address	Shares of Common Stock Owned	Percentage Votes Before Offering	Percentage of Votes Assuming all Shares are Sold
Floretta Gogo	6,800,000	17.14%	12.44%
Xavier Carter	6,800,000	17.14%	12.44%
Jamie Brown	1,000,000	2.52%	1.83%
Keijiro Valera	1,000,000	2.52%	1.83%
Valarie Grant	1,000,000	2.52%	1.83%
Harold Woolfolk	500,000	1.26%	0.91%
Total Officers and Directors (1)	17,100,000	43.11%	31.286%
>5% Share Shareholders
Real Estate Investment Holdings, LLC (2)	6,400,000	16.14%	11.71%
1039 Grant St Se Ste B24, Atlanta, GA 30315

(1)	All officer and director addresses are c/o the Company at 1039 Grant St., SE, Ste. B24, Atlanta, GA 30315. Steven Plumb resigned his position as CFO on March 16, 2023.

(2)	Real Estate Investment Holdings, LLC beneficially owns 800,000 of these shares indirectly through Eddie R. Cheeks, M.D., P.C., and 800,000 through the Cheeks Agency, Inc., each with whom it shares investment control.

SELLING SHARES

This prospectus relates to the offer and sale, from time to time of up to 28,550,000 shares of our common stock. 15,000,000 shares are being sold by the Company and 13,550,000 shares are being sold by Selling Shareholders. The Company will not receive any proceeds from the shares being sold by Selling Shareholders.

There can be no assurance that the Company will sell any or all of its common stock offered by this prospectus. We do not know if, when, or in what amounts, the Company may offer the common stock for sale.

PLAN OF DISTRIBUTION

Sales of Common Stock

We are offering for sale a maximum of 15,000,000 shares of our Common Stock in a self-underwritten offering directly to the public at a price of $0.23 per share. There is no minimum number of shares that we must sell in our direct offering, and therefore no minimum amount of proceeds will be raised. No arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations. We are offering the shares without any underwriting discounts or commissions. The purchase price is $0.23 per share. The Offering will terminate 12 months from the date that the Registration Statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The offering may be extended.

In connection with the Company's selling efforts in the offering, the Company's officers and directors will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the "safe harbor" provisions of SEC Rule 3a4-1, promulgated under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. The Company's officers and directors are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Our officers and directors will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Our officers and directors are not now, nor has he been within the past 12 months, a broker or dealer, and he has not been, within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; exempted from such registration or if a qualification requirement is available and with which the Company has complied. In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Penny Stock Regulation

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

•	bid and offer quotations for the penny stock;

•	details of the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Offering Period and Expiration Date

This Offering will start on the date of this Registration Statement is declared effective by the SEC and continue for a period of 12 months. We may extend the offering period for an additional 90 days, unless the Offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until this Registration Statement is declared effective by the SEC. Once the Registration Statement is declared effective by the SEC, if you decide to subscribe for any shares in this Offering, you must:

1.	execute and deliver a Subscription Agreement; and
2.	deliver payment* to us for acceptance or rejection.

*All checks for subscriptions must be made payable to “The Cannaisseur Group, Inc.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, if our management believes that accepting the subscription from the potential investor is not in the Company's best interests. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. The Company will accept or reject any subscriptions within ten days of receipt, and any funds received related to the rejected subscription agreement will be return promptly without interest or deduction.

Underwriters

We have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this Registration Statement to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Exchange Act. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Section 15(G) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his or her rights and remedies in cases of fraud in penny stock transactions; and FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Shares Offered by the Selling Shareholders

Selling Shareholders are offering 13,550,000 shares of common stock by this prospectus. The common stock may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market price prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices , or at fixed prices, which may be changed .. The Selling Shareholders may use any one or more of the following methods when selling securities:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Security Holders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor any Selling Shareholder can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Selling Shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the Selling Security Holder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares by Selling Shareholders.

We have advised Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the Selling Security Holder or upon the termination of the Warrants.

The Selling Security Holders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Security Holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because the Selling Security Holders are deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Security Holder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Security Holder.

Attached as Exhibit 99.1 is the list of our Selling Shareholders. Such list is incorporated herein by this reference.

DESCRIPTION OF REGISTRANT’S SECURITIES

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share. As of June 30, 2023, we had outstanding 39,663,333 shares of Common Stock. The holders of our Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. Common stockholders are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or the winding up of our Company, common stockholders are entitled to receive the net assets of our Company in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of common stock will not be subject to further call or redemption and are fully paid and non-assessable. To the extent that additional common shares are issued, the relative interest of existing stockholders will likely be diluted.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the Company have been hired on a contingent basis.

EXPERTS

The financial statements of The Cannaisseur Group, Inc. . for the fiscal years ended December 31, 2022 and December 31, 2021 have been audited by M&K CPAS, PLLC, an independent registered public accounting firm as set forth in its report and are included in reliance upon such report given on the authority of such firm as experts in accounting.

LEGAL MATTERS

The Norman Law Firm, PLLC of Silver Spring, MD, will pass upon the validity of the shares of our common stock to be sold in this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have ﬁled with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document ﬁled as an exhibit to the registration statement. Each of these statements is qualiﬁed in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that ﬁle electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s website.

When this registration statement becomes effective, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will be required to ﬁle reports, proxy statements and other information with the SEC. All documents ﬁled with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://thecannaisseurgroup.com/. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically ﬁled with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

THE CANNAISSEUR GROUP, INC.

THE CANNAISSEUR GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

THE CANNAISSEUR GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$4,976	$18,534
Accounts receivable	-	807
Inventory	13,627	13,456
Deposits	9,084	3,000
Total Current Assets	27,687	35,797

Property and equipment	20,972	20,972
Accumulated depreciation	(17,936)	(17,150)
Property and equipment, net	3,036	3,822
Right of Use Asset	14,650	19,670
TOTAL ASSETS	$45,373	$59,289

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	33,788	32,009
Notes payable, current portion	4,250	1,517
Notes payable, related party	-	950
Operating lease liability, current portion	14,284	19,850
Dividends payable	1,608	1,608
Total current liabilities	53,930	55,934

Long Term Notes Payable, less current portion	25,783	25,783
Operating lease, less current portion	-	-
Total long term liabilities	25,783	25,783

TOTAL LIABILITIES	79,713	81,717

Mezzanine Equity	37,875	37,875

Stockholders' Equity (Deficit)
Common Stock, $0.0001 par value, 100,000,000,000 shares authorized 37,530,001 and 35,950,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	3,753	3,720
Additional paid in capital	333,746	314,453
Accumulated deficit	(334,034)	(318,103)
Minority interest	(75,680)	(60,373)

Total Stockholders' Deficit	(72,215)	(60,303)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$45,373	$59,289

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

CONSOSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2023 and 2022

	Three Months Ended
	March 31,	March 31,
	2023	2022
Revenue, net of discounts	16,463	23,614
Cost of revenue	9,835	9,213
Gross profit	6,628	14,401

Operating Expenses
General and administrative expenses	37,389	23,146
Depreciation & amortization	786	1,307
Total operating expenses	38,175	24,453

Operating Loss	(31,547)	(10,052)

Other Income (expense)
Interest expense	(847)	(252)
Total other income (expense)	(847)	(252)

Net Income (loss) before taxes	(32,394)	(10,304)
Income tax benefit	-	-

Net Income (Loss)	$(32,394)	$(10,304)

Net income (loss) attributable minority interest	(15,873)	(1,416)

Net income (Loss) attributable to TCGI	$(16,521)	$(8,888)

Weighted average of common shares - basic and diluted	37,315,025	35,650,000

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

CONSOLDIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY / (DEFICIT)

For the Three Months Ended March 31, 2023 and 2022

			Additional	Accumulated		Total
	Common Stock		Paid in	Minority	Accumulated	Stockholders'	Mezzanine
	Shares	Amount	Capital	Interest	Deficit	Equity	Equity
Balance, December 31, 2021	35,950,000	$3,595	$277,927	$(45,941)	$(237,366)	$(1,785)	$37,875

Net loss	-	-	-	(1,416)	(8,888)	(10,304)	-
Balance, March 31, 2022	35,950,000	$3,653	$280,769	$(45,540)	$(303,385)	$(24,503)	$37,875

Balance, December 31, 2022	37,196,667	$3,720	$313,297	$(59,807)	$(317,513)	$(60,303)	$37,875

Shares issued for cash	333,334	33	9,967	-	-	10,000	-
Capital contribution	-	-	10,482	-	-	10,482	-
Net loss	-	-	-	(15,873)	(16,521)	(32,394)	-
Balance, March 31, 2023	37,530,001	3,753	$333,746	$(75,680)	$(334,034)	$(72,215)	$37,875

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

CONSOLDIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2023 and 2022

	Three Months Ended
	March 31,	March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(32,394)	$(10,304)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	786	1,307
Amortization of right to use asset	5,020	4,518
Changes in operating assets and liabilities:
Accounts receivable	807	-
Due from related party	-	1,848
Inventory	(171)	(948)
Deposits	(6,084)	-
Accounts payable and accrued expenses	1,779	2,727
Right of use liability	(5,566)	-
Net Cash Used in Operating Activities	(35,823)	(852)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	10,000	-
Proceeds from short term loan	4,095	-
Payments on short term loan	(1,362)	-
Contributed capital related party	10,482	-
Payments on note payable - related party	(950)	-
Net Cash Provided By Financing Activities	22,265	-

Net increase (decrease) in cash and cash equivalents	(13,558)	(852)
Cash and cash equivalents, beginning of period	18,534	6,024
Cash and cash equivalents, end of period	$4,976	$5,172

Supplemental cash flow information
Cash paid for interest	$266	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
	$-	$-

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended March 31, 2023 and 2022

1. Organization and Basis of Presentation

Organization and Combination

The Cannaisseur Group, Inc. (the Company) was incorporated in the State of Delaware on December 22, 2020.

On January 4, 2021, the Company acquired 51% of the common stock of Atlanta CBD, Inc. (“Atlanta CDB”), (the “Atlanta CBD Acquisition”). Atlanta CBD, Inc. was incorporated in the State of Georgia on October 17, 2018.

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and include the accounts of The Cannaisseur Group, Inc. and Atlanta CBD.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its majority owned subsidiary Atlanta CBD. At the time of the Atlanta CBD Acquisition, Floretta Gogo and Xavier Carter owned the majority  of Atlanta CBD and controlled the voting rights. Ms. Gogo and Mr. Carter also controlled 38% of The Cannaisseur Group’s voting rights and were the CEO and COO, respectively, of both Companies both before and after the transaction. Pursuant to the guidance of ASC 250 Accounting Changes and Error Corrections (“ASC 250”) the acquisition of Atlanta CBD by The Cannaisseur Group resulted in a change in the reporting entity of the combined companies. The Company relied upon the guidance of ASC 805 Business Combinations (“ASC 805”) in the presentation of the combined entities. Pursuant to ASC 805-50-05-5, the pooling-of-interests method of accounting provides relevant guidance when an exchange of shares between entities under common control results in a change in the reporting entity. Under the pooling-of-interests method, the transferred assets and liabilities are recorded at their historical carrying amounts, and the equity accounts of the separate entities are combined. Pursuant to ASC 805-50-45-2, the transaction should be presented as if it occurred on the first day of the period reported; accordingly, we have reported the Atlanta CBD transaction as if it occurred on January 1, 2020.

Business Operations

The Company operates a retail CBD store in Atlanta, Georgia.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a cumulative net loss since inception of $334,034, a working capital deficit of $26,243, and has required additional capital raises to support its operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to create positive cash flows from operations and its ability to continue receiving capital from shareholders and other related parties and obtain financing from third parties. No assurance can be given that the Company will be successful in these efforts.

As a result, management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

If cash resources are insufficient to satisfy the Company's ongoing cash requirements, the Company would be required to obtain funds, if available, although there can be no certainty, from its shareholders or officers.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for services, and the realization of deferred tax assets.

Cash

Cash and cash equivalents include short-term investments with original maturities of 90 days or less. The recorded value of our cash and cash equivalents approximates their fair value.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The Company calculates depreciation expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated useful lives of property and equipment are as follows:

Classification	Estimated Useful Lives
Equipment	3 to 5 years
Leasehold improvements	3 to 5 years
Furniture and fixtures	3 to 5 years

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue From Contracts With Customers. ASC Topic 606 requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company sells CBD related products in a retail location in Atlanta, Georgia and through e-commerce. Revenue is recognized based on the following model:

1. The Company sells products at their one retail location and via web site sales.  A sale agreement exists when the customer purchases the product at the counter or via an online purchase.  The price for and product to be received are known at time of purchase.

2. The performance obligations are to provide the product for the customer at the counter or ship the product to the customer. Product is shipped on the day of sale.

3. The price of the product is located on the label or presented on the web site and therefore is known at the time of purchase.

4. The price of the product is properly allocated to the sole performance of providing the product.

5. Revenue is recognized in the retail location at the point of sale where money is collected and product is in control of customer and from the web site upon settlement of the credit card transaction, which is effectively at the time of purchase.

Concentration of Risk

The Company may periodically contract with consultants and vendors to provide services related to the Company's business development activities. Agreements for these services may be for a specific time period or for a specific project or task. The Company did not have any agreements at December 31, 2022 or 2021.

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and income taxes of the State of Georgia.

As the Company's net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of March 31, 2023 and December 31, 2022 and does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is "more-likely-than-not" to be sustained by the taxing authority as of the reporting date. If the tax position is not considered "more-likely-than-not" to be sustained, then no benefits of the position are recognized. As of March 31, 2023 and December 31, 2022, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

The Tax Reform Act of 1986 limits the annual utilization of net operating loss and tax credit carry forwards, following an ownership change of the Company. Note that as a result of the Company's equity financings in recent years, the Company underwent changes in ownership for purposes of the Tax Reform Act. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company's net operating loss carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three-year period.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset should no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants, which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company's common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies.  The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company's common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company's consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

As of March 31, 2023 and December 31, 2022 , the Company did not have any outstanding stock options.

Earnings (Loss) Per Share

The Company's computation of earnings (loss) per share ("EPS") includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because there is no convertible debt, convertible preferred stock, warrants or stock options outstanding.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below.  Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.  Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions.  Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is considered to be representative of their respective fair values due to the short-term nature of those instruments.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU 2016-02"), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments.  ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term, generally on a straight-line basis.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. Management does not expect the adoption of ASU-2016-13 to have a material effect on the Company's financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt proceeds, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. ASU 2020-06 will be effective January 1, 2024, and a cumulative-effect adjustment to the opening balance of retained earnings is required upon adoption. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have any impact on the Company’s financial statement presentation or disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, and the American Institute of Certified Public Accountants, did not or are not believed by management to have a material impact on the Company's present or future financial statements and related disclosures.

2. Property and Equipment

Property and equipment consists of the following:

	March 31, 2023	December 31, 2022
Equipment	$5,140	$5,140
Leasehold improvements	10,788	10,788
Furniture and fixtures	5,044	5,044
Total	20,972	20,972
Less accumulated depreciation	17,936	17,150
Property and equipment, net	$3,036	$3,822

Depreciation expense for the three months ended March 31, 2023 and 2022 was $786 and $1,307, respectively.

3. Notes payable

Notes payable consists of the following:

	March 31, 2023	December 31, 2022
Loan in the amount of $4,095 payable to Lightspeed Capital (the “Lightspeed Loan”. The Lightspeed Loan is payable at the rate of 11% of the Company’s sales receipts until paid.	$2,733	$-

Economic Injury Disaster Loan (EIDL), dated June 9, 2020. The note bears interest at 3.75%. Interest in the amount of $3,001 has been accrued as of March 31, 2023. Payments on the loan are deferred until June 2021, at which point monthly payments of principal and interest totaling $134 are due. The due date of the loan is June 9, 2030.	$27,300	$27,300
Total	$30,033	$27,300
Current portion	$4,250	$1,517
Long term portion	$25,783	$25,783

Future principal payments of notes payable are as follows:

Twelve months ending March 31,

2024	$4,250
2025	1,517
2026	1,517
2027	1,517
2028	1,517
Thereafter	19,715
Total	$30,033

4. Right of Use Asset and Liability

The Company leases its retail store in Atlanta, Georgia under a five-year lease executed on January 24, 2019. The Company did not have any other leases with initial terms of 12 months or more at March 31, 2023 or December 31, 2022.

Operating lease right-of-use assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Right-of-use assets represent the Company's right to use an underlying asset for the lease term, and right-of-use lease liabilities represent the Company's obligation to make lease payments arising from the lease. Generally, the implicit rate of interest, equivalent to a discount rate, in lease arrangements is not readily determinable and the prevailing commercial property mortgage rate is utilized in determining the present value of lease payments.

The monthly cash payment for this operating lease is approximately $1,650 per month, and the lease term ends on December 24, 2023. The Company recorded right-of-use assets and liabilities of $84,994 on January 24, 2019, based on the present value of payments and an incremental borrowing rate of 10.0% per annum.

The following schedule sets forth the operating lease right of use activity for the years ended March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Capitalized present value of lease payments	$84,994	$84,994
Less amortization	(70,344)	(65,324)
Operating lease right of use asset, net	$14,650	$19,670

The following schedule sets forth the current portion and long-term portion of operating lease liabilities as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Current portion	$14,284	$19,850
Long-term portion	-	-
Total lease liability	$14,284	$19,850

The following schedule sets forth the remaining annual future lease payments outstanding as of March 31, 2023:

2024	$18,050
Less amount representing imputed interest	(3,766)
Present value of lease liabilities	$14,284

Aggregate lease expense for this operating lease charged to general and administrative expenses in the statement of operations was $5,470 for the three months ended March 31, 2023 and 2022.

5. Related Party Transactions

The Company has contracted with a related party, Liberty Management Investments (“Liberty”), which is owned by certain shareholders of the Company to provide administrative support to the Company. The Company has paid Liberty $0 and $145,033 for administrative services during the years ended December 31, 2022 and 2021, respectively, and $194,247 since inception. In addition, the Company has advanced Liberty funds for working capital purposes. The net amount due from Liberty is $0 as of March 31, 2023 and December 31, 2022, respectively.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. (“Atlanta”), and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Atlanta Acquisition”), the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock. The Sellers are officers of the Company and as a result, the Atlanta Acquisition is a related party transaction that was accounted for at book value.

On February 9, 2023, February 17, 2023 and March 9, 2023 the Company received capital contributions from a related party in the amounts of $1,797, $3,685 and $5,000, respectively.

6. Acquisition of Atlanta CBD, Inc.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. , and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). In connection with the closing of the Atlanta CBD Acquisition, the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock. The Sellers are officers of the Company and as a result, the Atlanta Acquisition is a related party transaction that was accounted for at book value under common control accounting.

The Purchase Agreement included standard and customary representations, warranties and indemnification rights.

Atlanta is in the business of providing CBD products in a retail store in Atlanta, Georgia.

The results of Atlanta are included in the consolidated financial statements effective January 1, 2021.

Under common control accounting, the financial statements of Atlanta are included in the consolidated financial statements of the Company effective January 1, 2020.

The following preliminary information summarizes the allocation of the fair values assigned to the assets at the purchase date:

Amount
Cash and cash equivalents	$2,373
Inventory	16,198
Deposits	3,000
Property, plant and equipment, net	13,096
Right of use asset	55,457
Total identifiable assets	90,124
Less: liabilities assumed	125,125
Total purchase price	$(35,001)

7. Mezzanine Equity

Mezzanine equity as of March 31, 2023 and December 31, and 2022 consists of 1,518 shares of preferred stock of Atlanta CBD with redeemable features that allow the investors (Investors) to request repayment of their investment. The Investors are also entitled to profit distributions equal to the lesser of (i) 25% interest, (ii) the difference between the ownership percentage of management and 50%, which will be distributed to management, until a 35% profit goal achieved. Preferred shareholders are entitled to a return of their investment upon 15 days’ notice given to the Company after any distribution.

8. Stockholders' Equity

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share.

In January 2021, the Company entered into a Stock Purchase Agreement with the owners of Atlanta CBD, Inc. and acquired 51% of the common stock of Atlanta CBD, Inc. in exchange for 13,600,000 shares of the Company’s common stock. This transaction was accounted for using common control accounting; accordingly, the transaction was recorded as if it occurred on January 1, 2020. The amount of $55,412 was recorded to additional paid-in capital, $22,350 was charged to minority interest, and $23,263 was recorded to accumulated deficit.

Equity transactions during the three months ended March 31, 2023:

On February 16, 2023, the Company sold 333,334 shares of common stock in a private placement for gross proceeds of $10,000.

On February 9, 2023, February 17, 2023 and March 9, 2023 the Company received capital contributions from a related party in the amounts of $1,797, $3,685 and $5,000, respectively.

Equity transactions during the three months ended March 31, 2022:

None.

9. Commitments and Contingencies

Legal Matters

The Company is not currently subject to any material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

10. Subsequent Events

On May 10, 2023, we sold 1,066,666 shares of common stock at a price of $0.015 per share for cash proceeds of $16,000 to to each of two investors (a total of 2,133,332 shares of common stock for aggregate cash proceeds of $32,000).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of The Cannaisseur Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Cannaisseur Group, Inc. (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes stockholders’ equity / (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered a net loss from operations and had negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

As discussed in Note 1 to the financial statements, the Company had a going concern due to a negative working capital and losses from operations.

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses which are not able to be substantiated.

To evaluate the appropriateness of the going concern, we examined and evaluate the financial information that was the initial cause along with managements’ plans to mitigate the going concern and managements’ disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2020.

Houston, TX

July 18, 2023

THE CANNAISSEUR GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$18,534	$6,024
Accounts receivable	807	-
Inventory	13,456	15,548
Due from related party	-	42,951
Deposit	3,000	3,000
Total Current Assets	35,797	67,523

Property and equipment	20,972	20,972
Accumulated depreciation	(17,150)	(12,892)
Property and equipment, net	3,822	8,080
Right of Use Asset	19,670	38,476
TOTAL ASSETS	$59,289	$114,079

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	32,009	9,386
Notes payable, current portion	1,517	-
Notes payable, related party	950	-
Operating lease liability, current portion	19,850	19,845
Dividends payable	1,608	1,608
Total current liabilities	55,934	30,839

Long Term Notes Payable, less current portion	25,783	27,300
Operating lease, less current portion	-	19,850
Total long term liabilities	25,783	47,150

TOTAL LIABILITIES	81,717	77,989

Mezzanine Equity	37,875	37,875

Stockholders' Equity (Deficit)
Common Stock, $0.0001 par value, 100,000,000,000 shares authorized 37,196,667 and 35,950,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	3,720	3,595
Additional paid in capital	313,297	277,927
Accumulated deficit	(317,513)	(237,366)
Minority interest	(59,807)	(45,941)

Total Stockholders' Deficit	(60,303)	(1,785)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$59,289	$114,079

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

CONSOSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2022 and 2021

	Year Ended
	December 31,	December 31,
	2022	2021
Revenue, net of discounts	88,145	72,749
Cost of revenue	42,839	36,296
Gross profit	45,306	36,453

Operating Expenses
General and administrative expenses	132,949	213,109
Depreciation & amortization	4,258	5,564
Total operating expenses	137,207	218,673

Operating Loss	(91,901)	(182,220)

Other Income (expense)
Grant income	-	29,571
Interest expense	(2,112)	(2,119)
Total other income (expense)	(2,112)	27,452

Net Income (loss) before taxes	(94,013)	(154,768)
Income tax benefit	-	-

Net Income (Loss)	$(94,013)	$(154,768)

Net income (loss) attributable minority interest	(13,866)	(1,095)

Net income (Loss) attributable to TCGI	$(80,147)	$(153,673)

Weighted average of common shares - basic and diluted	36,167,699	34,049,375

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

CONSOLDIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY / (DEFICIT)

For the Years Ended December 31, 2022 and 2021

			Additional	Accumulated		Total
	Common Stock		Paid in	Minority	Accumulated	Stockholders'	Mezzanine
	Shares	Amount	Capital	Interest	Deficit	Equity	Equity
Balance, December 31, 2020	33,550,000	3,355	203,417	(44,846)	(83,693)	78,233	36,000
Shares issued for cash	2,400,000	240	74,510	-	-	74,750	1,875
Net loss	-	-	-	(1,095)	(153,673)	(154,768)	-
Balance, December 31, 2021	35,950,000	$3,595	$277,927	$(45,941)	$(237,366)	$(1,785)	$37,875

Shares issued for cash	1,246,667	125	22,775	-	-	22,900	-
Proceeds from capital contributions	-	-	12,595	-	-	12,595	-
Net loss	-	-	-	(13,866)	(80,147)	(94,013)	-
Balance, December 31, 2022	37,196,667	$3,720	$313,297	$(59,807)	$(317,513)	$(60,303)	$37,875

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

CONSOLDIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2022 and 2021

	Year Ended
	December 31,	December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	(94,013)	(154,768)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,258	5,564
Changes in operating assets and liabilities:
Due from related party	42,951	70,033
Accounts receivable	(807)	-
Inventory	2,092	650
Accounts payable and accrued expenses	22,623	8,789
Right of use asset	18,806	16,981
Right of use liability	(19,845)	(16,929)
Net Cash Used in Operating Activities	(23,935)	(69,680)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(548)
Net Cash provided by Investing Activities	-	(548)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	22,900	75,000
Proceeds from sale of mezzanine equity units	-	1,875
Proceeds from capital contributions	12,595	-
Preferred dividend	-	1,608
Proceeds from notes payable - related party	950	-
Proceeds from notes payable	4,550	(4,604)
Proceeds repayments of notes payable	(4,550)	-
Net Cash Provided By Financing Activities	36,445	73,879

Net increase (decrease) in cash and cash equivalents	12,510	3,651
Cash and cash equivalents, beginning of period	6,024	2,373
Cash and cash equivalents, end of period	$18,534	$6,024

Supplemental cash flow information
Cash paid for interest	$250	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
	$-	$-

The accompanying notes are an integral part of the financial statements.

THE CANNAISSEUR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2022 and 2021

1. Organization and Basis of Presentation

Organization and Combination

The Cannaisseur Group, Inc. (the Company) was incorporated in the State of Delaware on December 22, 2020.

On January 4, 2021, the Company acquired 51% of the common stock of Atlanta CBD, Inc. (“Atlanta CDB”), (the “Atlanta CBD Acquisition”). Atlanta CBD, Inc. was incorporated in the State of Georgia on October 17, 2018.

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and include the accounts of The Cannaisseur Group, Inc. and Atlanta CBD.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its majority owned subsidiary Atlanta CBD. At the time of the Atlanta CBD Acquisition, Floretta Gogo and Xavier Carter owned the majority of Atlanta CBD and controlled the voting rights. Ms. Gogo and Mr. Carter also controlled 38% of The Cannaisseur Group’s voting rights and were the CEO and COO, respectively, of both Companies both before and after the transaction. Pursuant to the guidance of ASC 250 Accounting Changes and Error Corrections (“ASC 250”) the acquisition of Atlanta CBD by The Cannaisseur Group resulted in a change in the reporting entity of the combined companies. The Company relied upon the guidance of ASC 805 Business Combinations (“ASC 805”) in the presentation of the combined entities. Pursuant to ASC 805-50-05-5, the pooling-of-interests method of accounting provides relevant guidance when an exchange of shares between entities under common control results in a change in the reporting entity. Under the pooling-of-interests method, the transferred assets and liabilities are recorded at their historical carrying amounts, and the equity accounts of the separate entities are combined. Pursuant to ASC 805-50-45-2, the transaction should be presented as if it occurred on the first day of the period reported; accordingly, we have reported the Atlanta CBD transaction as if it occurred on January 1, 2020.

Business Operations

The Company operates a retail CBD store in Atlanta, Georgia.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a cumulative net loss since inception of $317,513, a working capital deficit of $20,137, and has required additional capital raises to support its operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to create positive cash flows from operations and its ability to continue receiving capital from shareholders and other related parties and obtain financing from third parties. No assurance can be given that the Company will be successful in these efforts.

As a result, management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

If cash resources are insufficient to satisfy the Company's ongoing cash requirements, the Company would be required to obtain funds, if available, although there can be no certainty, from its shareholders or officers.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for services, and the realization of deferred tax assets.

Cash

Cash and cash equivalents include short-term investments with original maturities of 90 days or less. The recorded value of our cash and cash equivalents approximates their fair value.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The Company calculates depreciation expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated useful lives of property and equipment are as follows:

Classification	Estimated Useful Lives
Equipment	3 to 5 years
Leasehold improvements	3 to 5 years
Furniture and fixtures	3 to 5 years

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue From Contracts With Customers. ASC Topic 606 requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company sells CBD related products in a retail location in Atlanta, Georgia and through e-commerce. Revenue is recognized based on the following model:

1. The Company sells products at their one retail location and via web site sales.  A sale agreement exists when the customer purchases the product at the counter or via an online purchase.  The price for and product to be received are known at time of purchase.

2. The performance obligations are to provide the product for the customer at the counter or ship the product to the customer. Product is shipped on the day of sale.

3. The price of the product is located on the label or presented on the web site and therefore is known at the time of purchase.

4. The price of the product is properly allocated to the sole performance of providing the product.

5. Revenue is recognized in the retail location at the point of sale where money is collected and product is in control of customer and from the web site upon settlement of the credit card transaction, which is effectively at the time of purchase.

Concentration of Risk

The Company may periodically contract with consultants and vendors to provide services related to the Company's business development activities. Agreements for these services may be for a specific time period or for a specific project or task. The Company did not have any agreements at December 31, 2022 or 2021.

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and income taxes of the State of Georgia.

As the Company's net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of December 31, 2022 and 2021 and does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is "more-likely-than-not" to be sustained by the taxing authority as of the reporting date. If the tax position is not considered "more-likely-than-not" to be sustained, then no benefits of the position are recognized. As of December 31, 2022 and 2021, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

The Tax Reform Act of 1986 limits the annual utilization of net operating loss and tax credit carry forwards, following an ownership change of the Company. Note that as a result of the Company's equity financings in recent years, the Company underwent changes in ownership for purposes of the Tax Reform Act. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company's net operating loss carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three-year period.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset should no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants, which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company's common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies.  The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company's common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company's consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

As of December 31, 2022 and 2021, the Company did not have any outstanding stock options.

Earnings (Loss) Per Share

The Company's computation of earnings (loss) per share ("EPS") includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because there is no convertible debt, convertible preferred stock, warrants or stock options outstanding.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below.  Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.  Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions.  Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is considered to be representative of their respective fair values due to the short-term nature of those instruments.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU 2016-02"), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments.  ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term, generally on a straight-line basis.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. Management does not expect the adoption of ASU-2016-13 to have a material effect on the Company's financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt proceeds, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. ASU 2020-06 will be effective January 1, 2024, and a cumulative-effect adjustment to the opening balance of retained earnings is required upon adoption. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have any impact on the Company’s financial statement presentation or disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, and the American Institute of Certified Public Accountants, did not or are not believed by management to have a material impact on the Company's present or future financial statements and related disclosures.

2. Property and Equipment

Property and equipment consists of the following:

	December 31, 2022	December 31, 2021
Equipment	$5,140	$5,140
Leasehold improvements	10,788	10,788
Furniture and fixtures	5,044	5,044
Total	20,972	20,972
Less accumulated depreciation	17,150	12,892
Property and equipment, net	$3,822	$8,080

Depreciation expense for the years ended December 31, 2022 and 2021, was $4,258 and $5,564, respectively.

3. Notes payable

Notes payable consists of the following:

	December 31, 2022	December 31, 2021
On August 12, 2022, the Company received a short term loan in the amount of $950 bearing interest at the rate of 10% per year and due upon demand. During the year ended December 31, 2022, the Company made principal payments on this loan in the amount of $950. This loan has been paid in full as of December 31, 2022.	$-	$-
On August 15, 2022, the Company received a short term loan in the amount of $2,000 due upon demand. During the year ended December 31, 2022, the Company made principal payments on this loan in the amount of $2,000. This loan has been paid in full as of December 31, 2022.	-	-
On September 15, 2022, the Company received a short term loan in the amount of $2,550 with an interest rate of 10% per year and due on October 31, 2022. During the year ended December 31, 2022, the Company made principal payments on this loan in the amount of $2,550. This loan has been paid in full as of December 31, 2022.	-	-
Economic Injury Disaster Loan (EIDL), dated June 9, 2020. The note bears interest at 3.75%. Payments on the loan are deferred until June 2021, at which point monthly payments of principal and interest totaling $134 are due. The due date of the loan is June 9, 2030.	27,300	27,300
Current portion	$1,517	$-
Long term portion	$25,783	$27,300

Future principal payments of notes payable are as follows:

Year Ending December 31,

2023	$1,517
2024	1,517
2025	1,517
2026	1,517
2027	1,517
Thereafter	19,715
Total	$27,300

4. Right of Use Asset and Liability

The Company leases its retail store in Atlanta, Georgia under a five-year lease executed on January 24, 2019. The Company did not have any other leases with initial terms of 12 months or more at December 31, 2022 or 2021.

Operating lease right-of-use assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Right-of-use assets represent the Company's right to use an underlying asset for the lease term, and right-of-use lease liabilities represent the Company's obligation to make lease payments arising from the lease. Generally, the implicit rate of interest, equivalent to a discount rate, in lease arrangements is not readily determinable and the prevailing commercial property mortgage rate is utilized in determining the present value of lease payments.

The monthly cash payment for this operating lease is approximately $1,650 per month, and the lease term ends on December 24, 2023. The Company recorded right-of-use assets and liabilities of $84,994 on January 24, 2019, based on the present value of payments and an incremental borrowing rate of 10.0% per annum.

The following schedule sets forth the operating lease right of use activity for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Capitalized present value of lease payments	$84,994	$84,994
Less amortization	(65,324)	(46,518)
Operating lease right of use asset, net	$19,670	$38,476

The following schedule sets forth the current portion and long-term portion of operating lease liabilities as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Current portion	$19,850	$19,845
Long-term portion	-	19,850
Total lease liability	$19,850	$39,695

The following schedule sets forth the remaining annual future lease payments outstanding as of December 31, 2022:

2023	$20,056
Less amount representing imputed interest	(206)
Present value of lease liabilities	$19,850

Aggregate lease expense for this operating lease charged to general and administrative expenses in the statement of operations was $22,962 and $28,041 years ended December 31, 2022 and 2021, respectively.

5. Related party transactions

The Company has contracted with a related party, Liberty Management Investments (“Liberty”), which is owned by certain shareholders of the Company to provide administrative support to the Company. The Company has paid Liberty $0 and $145,033 for administrative services during the years ended December 31, 2022 and 2021, respectively, and $194,247 since inception. In addition, the Company has advanced Liberty funds for working capital purposes. The net amount due from Liberty is $0 and $42,951 as of December 31, 2022 and 2021, respectively.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. (“Atlanta”), and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Atlanta Acquisition”), the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock. The Sellers are officers of the Company and as a result, the Atlanta Acquisition is a related party transaction that was accounted for at book value.

6. Acquisition of Atlanta CBD, Inc.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. , and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). In connection with the closing of the Atlanta CBD Acquisition, the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock. The Sellers are officers of the Company and as a result, the Atlanta Acquisition is a related party transaction that was accounted for at book value under common control accounting.

The Purchase Agreement included standard and customary representations, warranties and indemnification rights.

Atlanta is in the business of providing CBD products in a retail store in Atlanta, Georgia.

The results of Atlanta are included in the consolidated financial statements effective January 1, 2021.

Under common control accounting, the financial statements of Atlanta are included in the consolidated financial statements of the Company effective January 1, 2020.

The following preliminary information summarizes the allocation of the fair values assigned to the assets at the purchase date:

Amount
Cash and cash equivalents	$2,373
Inventory	16,198
Deposits	3,000
Property, plant and equipment, net	13,096
Right of use asset	55,457
Total identifiable assets	90,124
Less: liabilities assumed	125,125
Total purchase price	$(35,001)

7. Mezzanine Equity

Mezzanine equity as of December 31, 2022 and 2021 consists of 1,518 shares of preferred stock of Atlanta CBD with redeemable features that allow the investors (Investors) to request repayment of their investment. The Investors are also entitled to profit distributions equal to the lesser of (i) 25% interest, (ii) the difference between the ownership percentage of management and 50%, which will be distributed to management, until a 35% profit goal is achieved.

Preferred shareholders are entitled to a return of their investment upon 15 days’ notice given to the Company after any distribution.

During the year ended December 31, 2021, the Company sold 618 Mezzanine Equity units for gross proceeds of $1,875.

8. Stockholders' Equity

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share.

In January 2021, the Company entered into a Stock Purchase Agreement with the owners of Atlanta CBD, Inc. and acquired 51% of the common stock of Atlanta CBD, Inc. in exchange for 13,600,000 shares of the Company’s common stock. This transaction was accounted for using common control accounting; accordingly, the transaction was recorded as if it occurred on January 1, 2020. The amount of $55,412 was recorded to additional paid-in capital, $22,350 was charged to minority interest, and $23,263 was recorded to accumulated deficit.

In July 2021, the Company sold 2,400,000 shares of common stock in a private placement for gross proceeds of $75,000.

In August 2022, the Company sold 580,000 shares of common stock in a private placement for gross proceeds of $2,900.

In November 8, 2022, the Company sold 666,667 shares of common stock in a private placement for gross proceeds of $20,000.

During the year ended December 31, 2022. the Company received cash in the aggregate amount of $13,751 from a related party investor for capital contributions.

9. Grant Income

PPP Loan Forgiveness

In January 2021, the Company applied for forgiveness of this loan under the terms of the PPP. The Company’s forgiveness request was approved in January 2021 and grant income in the amount of the loan, $4,354, was recognized during the year ended December 31, 2021.

On October 5, 2021, the Payroll Protection Program loan, dated March 5, 2021, in the amount of $7,464, was forgiven in full and grant income in the amount of the loan, $7,464, was recognized during the year ended December 31, 2021.

Invest Atlanta Grant

In November 2020, the Company applied for a grant from The Atlanta Development Authority d/b/a Invest Atlanta. Invest Atlanta administered funds designated for Atlanta, Georgia under the CARES Act of 2020. The proceeds from the grant are restricted to COVID-19 related expenditures and/or to reimburse the costs of business interruptions as a result of required closures or local closures, social distancing, or decreased customer demand due to the COVID-19 pandemic. In March 2021, the Company received a grant of $17,753 from Invest Atlanta, which was used by the Company to offset the cost of business interruption as a result of local closures due to the COVID-19 pandemic during 2020. Accordingly, the Company recorded the grant income during the year ended December 31, 2021, the period in which it was received.

10. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 2022 and 2021 are summarized below.

	December 31, 2022	December 31, 2021
Net operating loss carryforwards	$295,000	$238,000
	295,000	238,000
Valuation allowance	(295,000)	(238,000)
Net deferred tax assets	$–	$–

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2022 and 2021, management was unable to determine if it is more likely than not that the Company's deferred tax assets will be realized and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No U.S. federal tax provision has been provided for the Company for the years ended December 31, 2022 and 2021 due to the losses incurred during the periods.

The reconciliation below presents the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rate for the years ended December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
U. S. federal statutory tax rate	(21.0)%	(21.0)%
Change in valuation allowance	21.0%	21.0%
Effective tax rate	0.0%	0.0%

At December 31, 2022 and 2021, the Company has available net operating loss carryforwards for U.S. federal corporate income tax purposes of approximately $295,000 and $191,000. U.S. federal net operating losses, if not utilized earlier, expire through 2040.

11. Commitments and Contingencies

Legal Contingencies

The Company has no known commitments and contingencies.

12. Subsequent Events

The Company has evaluated subsequent events through the date of this report and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

Item 16 – Exhibits

Exhibit Number	Exhibit Description	Filed Herewith
3.1	Articles of Incorporation	*
3.2	Amended Articles of Incorporation	*
3.5	Bylaws	*
4.1	Specimen Stock Certificate	*
5.1	Opinion of The Norman Law Firm PLLC	*
10.1	Purchase Agreement with Atlanta CBD, Inc.	*
10.2	Agreement with Liberty Management, LLC	*
10.3	Atlanta CBD Operating Agreement	X
23.1	Consent of /s/ M&K CPAS, PLLC (The Cannaisseur Group)	X
23.3	Consent of The Norman Law Firm PLLC (included in Exhibit 5.1)	*
99.1	List of Selling Shareholders	*
107	Filing Fee Table	*

* Previously filed.

Item 17-Undertakings

The undersigned registrant hereby undertakes:

(1)            To ﬁle, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      To reﬂect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reﬂected in the form of prospectus ﬁled with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports ﬁled with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona ﬁde offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be ﬁled pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemniﬁcation for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, oﬃcers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemniﬁcation is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemniﬁcation against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, oﬃcer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, oﬃcer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemniﬁcation by it is against public policy as expressed in the Act and will be governed by the ﬁnal adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Georgia on July 18, 2023.

The Cannaisseur Group, Inc.

Date: July 18, 2023	By:	/s/ Floretta Gogo
Floretta Gogo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and, on the dates, indicated:

Signature	Title	Date
/s/ Xavier Carter	Chief Operating Officer/Interim Chief Financial Officer	July 18, 2023
Xavier Carter	(Principal Executive Officer)

/s/ Valarie M. Grant	Corporate Secretary	July 18, 2023
Valarie M. Grant

/s/ Jamie Brown	Board Member	July 18, 2023
Jamie Brown

/s/ Keijiro Valera	Board Member	July 18, 2023
Keijiro Valera

/s/ Harold Woolfolk	Board Member	July 18, 2023
Harold Woolfolk